SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Yahoo! Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 First Avenue

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 23, 2011

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, on June 23, 2011, at 8:00 a.m., local time, for the following purposes:

1.	To elect to the Board of Directors the ten director nominees named in the attached proxy statement to serve until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011;

5.	To vote upon a proposal submitted by a shareholder, if properly presented at the annual meeting; and

6.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including the nominees for directors, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 26, 2011 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, you are urged to submit your proxy as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on April 26, 2011 are entitled to receive notice of, to attend and to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 23, 2011. The proxy statement and Yahoo!’s Annual Report on Form 10-K for fiscal year 2010 are available electronically at http://investor.yahoo.net/annuals.cfm.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 29, 2011

701 First Avenue

Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo!,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2011 annual meeting of shareholders (the “annual meeting” or the “meeting”) to be held at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, on June 23, 2011, at 8:00 a.m., local time, and any adjournment or postponement thereof. On or about May 6, 2011, proxy materials for the annual meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report” or the “2010 Form 10-K”), are being made available to shareholders entitled to vote at the annual meeting. The date of this proxy statement is April  29, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2011 ANNUAL MEETING OF SHAREHOLDERS

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this proxy statement and the 2010 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

The Company provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our annual meeting, which will take place on June 23, 2011. As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. The Company’s 2010 Annual Report, which includes its audited consolidated financial statements, has also been made available to you.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on five proposals at the annual meeting:

•	the election to the Board of the ten director nominees named in this proxy statement (Proposal No. 1);

•	an advisory vote on executive compensation (Proposal No. 2);

•	an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011 (Proposal No. 4); and

•	if properly presented at the annual meeting, a proposal submitted by a shareholder (Proposal No. 5).

For a shareholder proposal to be properly presented at the annual meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the annual meeting to present the proposal. For these purposes, to be considered a qualified representative of a shareholder, a person must be authorized by a writing executed by the shareholder or an electronic transmission delivered by the shareholder to act for the shareholder as proxy at the annual meeting, and such person must produce the writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting. Pursuant to our bylaws, the chairperson of the annual meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo!’s Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s ten director nominees named in this proxy statement (Proposal No. 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2);

•	“ONE YEAR” on the frequency of future advisory votes on executive compensation (Proposal No. 3);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 4); and

•	“AGAINST” the proposal submitted by a shareholder (Proposal No. 5).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on April 26, 2011, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 1,303,473,145 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of Yahoo! common stock owned by you as of the close of business on the record date of April 26, 2011. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo!’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least ten days prior to the annual meeting.

Q:	What is the difference between a “beneficial holder” and a “shareholder of record”?

A:	Whether you are a beneficial holder or shareholder of record depends on how you hold your shares:

Beneficial holders: Most shareholders of Yahoo! hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial holder,” and the Notice of Internet Availability or a printed set of the proxy materials together with a voting instruction form will be forwarded to you by your broker, bank or other nominee.

Shareholders of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a printed set of the proxy materials together with a proxy card has been sent directly to you by Yahoo!.

Q:	Can I attend the annual meeting? What do I need for admission?

A:	You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial holder as of the close of business on April 26, 2011, or you hold a valid legal proxy for the annual meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the annual meeting. You should be prepared to present photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo! stock as of the record date, a copy of the Notice of Internet Availability or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	If you are a shareholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you requested and received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. Since a beneficial holder is not the shareholder of record, if you are a beneficial holder, you may not vote the shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

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Internet. You can submit a proxy over the Internet to vote your shares at the annual meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

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Telephone. If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the annual meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

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Mail. If you requested and received a printed set of the proxy materials, you can submit a proxy by mail to vote your shares at the annual meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo!’s investor relations site at http://investor.yahoo.net/events.cfm?CalendarID=4. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What is the deadline for voting my shares?

A:	If you are a shareholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern time on June 23, 2011 in order for your shares to be voted at the annual meeting. However, if you are a shareholder of record and you received a printed copy of the proxy materials, you may instead mark, sign, date and return the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the annual meeting in order for your shares to be voted at the annual meeting. If your shares are held in street name, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form that I submit?

A:	If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo! (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What vote is required to approve each of the proposals?

A:	Election of Directors. Yahoo! has adopted a majority voting standard for the election of directors. Under this voting standard, directors are elected at each annual meeting by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. In the event that a nominee for director receives more “AGAINST” votes for his or her election than “FOR” votes, the Board must consider that director’s resignation following a recommendation by the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “FOR” votes, up to the total number of directors to be elected at the annual meeting, will be elected. The majority voting standard is discussed further under the section entitled “Proposal No. 1 Election of Directors—Voting Standard.”

With regard to the election to take place at the annual meeting, the Board intends to nominate the ten persons identified as its nominees in this proxy statement and has not received notice that any shareholder intends to nominate other individuals for election to the Board. Accordingly, the election of directors at the annual meeting will not be contested and each of the directors will be elected by a majority of votes cast.

Other Proposals. The proposals regarding the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and ratification of the appointment of PricewaterhouseCoopers LLP each requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal. Approval of the shareholder proposal also requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Please note, however, that all four of these proposals are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Abstentions. In all matters other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as a vote cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, abstentions will not be counted in determining the number of votes cast for any of the frequency options (one year, two years or three years). Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and the shareholder proposal, absent instructions from the beneficial holders of such shares. Consequently, if you hold your shares in street name and you do not submit any voting instructions to your broker, your shares will constitute “broker non-votes.” Broker non-votes will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the annual meeting?

A:	If you grant a proxy, the persons named as proxyholders, Carol Bartz and Michael J. Callahan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:	Yahoo! will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	The solicitation of proxies will be conducted by mail, and Yahoo! will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial holders of Yahoo! common stock. Yahoo! may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Yahoo! has retained Georgeson Inc. to assist in the solicitation of proxies and related services, for a fee of $22,000 plus an amount to cover expenses. Yahoo! may generate other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2012 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2012 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by us no later than January 7, 2012 and must comply with the Company’s bylaws and regulations of the SEC under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2012 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2012 annual meeting of shareholders. Proposals should be sent to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board at the 2012 annual meeting of shareholders or who wish to present a proposal at the 2012 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 24, 2012 and no later than March 25, 2012 (provided, however, that if the 2012 annual meeting of shareholders is held earlier than May 29, 2012 or later than July 18, 2012, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2012 annual meeting of shareholders is first mailed or made, as applicable, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in Yahoo!’s bylaws, and must comply with the other requirements specified in Yahoo!’s bylaws. In addition, shareholders may propose director candidates for consideration by the Nominating/Governance Committee by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 15 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s bylaws at no charge, you may write to Yahoo!’s Corporate Secretary at the above address. A current copy of the bylaws is also available on our corporate website at www.yahoo.com. The bylaws may be found on our website as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Bylaws” under the “Document” heading.

Q:	Are proxy materials for the 2011 annual meeting available electronically?

A:	Yes. This proxy statement and the 2010 Annual Report are available electronically at http://investor.yahoo.net/annuals.cfm.

Q:	May I elect to receive Yahoo! shareholder communications electronically rather than through the mail?

A:	Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo!’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

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If you are a shareholder of record (i.e., you hold your Yahoo! shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/investor.

•	If you are a beneficial holder (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact us by mail at Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board consists of ten directors. At the annual meeting, the shareholders will elect ten directors to serve until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the ten nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serve as directors, if elected. If any nominee of the Board is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. In addition, our Corporate Governance Guidelines (“Guidelines”) include a director resignation policy that requires each incumbent director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating/Governance Committee, composed entirely of Independent Directors (as defined below), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director may participate in the Nominating/Governance Committee’s or the Board’s consideration of his or her own resignation. Yahoo! will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election shall be deemed to be contested if the Secretary of the Company has received one or more notices that a shareholder or shareholders intend to nominate a person or persons for election to the Board, which notice(s) purport to be in compliance with Section 2.5 of the Company’s bylaws and all such nominations have not been withdrawn by the proposing shareholder(s) on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to its shareholders (regardless of whether all such nominations are subsequently withdrawn and regardless of whether the Board determines that any such notice is not in compliance with Section 2.5 of the bylaws). In such circumstances, directors would instead be elected by a plurality of the votes cast, meaning that the ten nominees receiving the most votes would be elected. We have not received notice that any shareholder intends to nominate directors for election to the Board. Accordingly, the election of directors at the annual meeting will not be contested and each of the directors will be elected by a majority of votes cast.

Nominees

With regard to the election to take place at the annual meeting, the Board intends to nominate the ten persons identified as its nominees in this proxy statement.

The names of the Board’s nominees, their ages as of April 2, 2011 and certain other information about them are set forth below:

Name	Age	Position
Carol Bartz	62	Chief Executive Officer, President and Director
Roy J. Bostock	70	Chairman of the Board
Patti S. Hart	55	Director
Susan M. James	65	Director
Vyomesh Joshi	57	Director
David W. Kenny	49	Director
Arthur H. Kern	64	Director
Brad D. Smith	46	Director
Gary L. Wilson	71	Director
Jerry Yang	42	Chief Yahoo and Director

Each of the director nominees listed above, except for Mr. Kenny, who joined the Board effective April 1, 2011, was elected to be a director for a one-year term at the Company’s annual meeting of shareholders held on June 24, 2010. Mr. Kenny was initially identified as a potential nominee by a member of our Nominating/Governance Committee and, following a process by the Nominating/Governance Committee, was recommended for appointment by the Nominating/Governance Committee. There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that each of Messrs. Bostock, Joshi, Kenny, Kern, Smith and Wilson and Mses. Hart and James is an independent director (“Independent Director”) under applicable SEC rules, the listing standards of The NASDAQ Stock Market (“NASDAQ”) and the Company’s Guidelines.

We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field and, where applicable, demonstrated contributions to the Board, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and an impeccable reputation of integrity and competence in his or her personal or professional activities. The process undertaken by the Nominating/Governance Committee with respect to the recommendation of director nominees to the Board is described below under “Corporate Governance—Meetings and Committees of the Board—Nominating and Corporate Governance Committee.”

In selecting director nominees, the Nominating/Governance Committee considers the fit of each director’s qualifications and skills with those of our other directors, in order to recommend a board of directors that, as a whole, is effective and responsive to our shareholders. Set forth below is a brief biographical description of each of our director nominees. The primary individual experience, qualifications, attributes and skills of each of our directors that led to the Board’s conclusion that each director should serve as a member of the Board are also described in the following paragraphs.

Ms. Bartz has served as our Chief Executive Officer and as a member of our Board since January 2009 and as our President since April 2009. Ms. Bartz served as the Executive Chairman of the Board of Autodesk, Inc., a computer-aided design software provider, from May 2006 to February 2009, as Chairman, President and Chief Executive Officer of Autodesk from April 1992 to April 2006 and as a director of Autodesk from April 1992 to February 2009. From 1983 to April 1992, she served in a number of positions at Sun Microsystems, Inc., a provider of computer systems, software and services (now a subsidiary of Oracle Corporation), including as Vice President of Worldwide Field Operations and as an executive officer. Currently, Ms. Bartz also serves as the lead director of Cisco Systems, Inc., a networking technology company, a director of the National Science and Technology Medals Foundation, and a director of the Paley Center for Media, a non-profit organization. She previously served as a director of BEA Systems, Inc., a provider of database-related software (now a subsidiary of Oracle Corporation), Intel Corporation, a semiconductor chip design and manufacturing company, and NetApp, Inc., a provider of data-storage and data-management tools. Ms. Bartz holds a Bachelor’s degree from the University of Wisconsin. Ms. Bartz was selected as a director nominee because, as the Company’s Chief

Executive Officer and President, she has in-depth knowledge of the Company’s operations, strategy, financial condition and competitive position. Ms. Bartz also possesses extensive senior management experience in global technology companies and extensive public company board and committee experience, including serving as a lead director of a complex global technology company.

Mr. Bostock has served as the Chairman of our Board since January 2008 and has been a member of our Board since May 2003. He has served as Vice Chairman of the Board of Delta Air Lines, Inc. since October 2008 and as a principal of Sealedge Investments, LLC, a diversified private investment firm, since 2002. He serves as Chairman Emeritus of The Partnership at Drugfree.org (formerly The Partnership for a Drug-Free America), a not-for-profit corporation creating advertising to reduce the use of illicit drugs in the United States, and served as its Chairman of the Board from December 2002 until February 2010. Mr. Bostock joined the board of directors of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc., in April 2005 and served as the Chairman of its Board from May 2007 until its merger with Delta Air Lines, Inc. in October 2008. He also served as Chairman of the Board of the Committee for Economic Development, a Washington, D.C.-based public policy group, from 2002 to 2005. Mr. Bostock served as Chairman of the Board of BCom3 Group, Inc., a global advertising agency group (now part of Publicis Groupe S.A. (“Publicis”), a global marketing services holding company), from January 2000 to mid 2001. From July 1990 to January 2000, Mr. Bostock served as Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc., an advertising and marketing services firm, and its successor company, The MacManus Group, Inc. Currently, Mr. Bostock also serves as a director of Morgan Stanley, a financial services firm. Mr. Bostock holds a Bachelor’s degree from Duke University and an M.B.A. degree from Harvard University. Mr. Bostock was selected as a director nominee because of his broad leadership experience and consensus-building skills as non-executive Chairman of the Board at the Company and at other leading companies, and his deep knowledge of the advertising industry and broad business and general management background from his experience as Chief Executive Officer of a global advertising and marketing services company. Mr. Bostock also brings to his role as Chairman extensive experience serving on boards and committees of complex global public companies.

Ms. Hart has served as a member of our Board since June 2010. Ms. Hart was appointed President and Chief Executive Officer of International Game Technology (“IGT”), a global provider of electronic gaming equipment and systems products, in April 2009, and has served on its board of directors since June 2006. Prior to joining IGT, Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc., a digital video hardware and software company (now a subsidiary of Avid Technology, Inc.), from 2004 to 2005, and of Excite@Home, Inc., a high-speed broadband Internet service provider, from 2001 to 2002. She previously served as a director of Korn/Ferry International, Inc., an executive search firm, Lin TV Corporation, a television station holding company, Plantronics, Inc., a consumer electronics manufacturer, and Spansion LLC, a flash-memory chip manufacturer. Ms. Hart holds a Bachelor’s degree in marketing and economics from Illinois State University. Ms. Hart was selected as a director nominee due to her extensive leadership experience in Internet and technology companies, her experience in relevant technology platforms including video and broadband, and her public company board and committee experience.

Ms. James has served as a member of our Board since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Inc., Autodesk and Hewlett-Packard Company (“HP”), a consumer electronics company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James also serves as President and on the board of directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James holds Bachelor’s degrees from Hunter College and San Jose State University. Ms. James was

selected as a director nominee due to her extensive auditing experience and financial expertise, including at complex global technology companies, as well as her senior leadership experience, which provide a strong foundation to serve as the Chair of our Audit Committee (as defined below).

Mr. Joshi has served as a member of our Board since July 2005. Mr. Joshi has served as an officer of HP since 2001 including as Executive Vice President of HP’s Imaging and Printing Group since 2002. Mr. Joshi served as Chairman of Phogenix Imaging LLC, a joint venture between HP and Eastman Kodak Company, from 2000 until May 2003. Mr. Joshi holds a Master’s degree in electrical engineering from Ohio State University. Mr. Joshi was selected as a director nominee due to his deep understanding of technology and his significant global operational, strategic and management skills from his leadership positions with HP, one of the world’s largest and most established business organizations.

Mr. Kenny has served as a member of our Board since April 2011. Mr. Kenny has served as President of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since September 2010 and as a director since July 2007. From June 2008 to June 2010, Mr. Kenny was Managing Partner of VivaKi, which is the media and digital arm of Publicis. He served on the Directoire (Management Board) of Publicis from January 2008 to June 2010. From August 1997 to May 2008, Mr. Kenny was Chief Executive Officer of Digitas, Inc., a relationship marketing services firm which was acquired by Publicis in 2007. He was a director of Digitas from 1997 to 2007 and Chairman and CEO from 1999 to 2007. Mr. Kenny currently serves as a director of Teach For America, a non-profit organization dedicated to eliminating educational inequity. He was a director of The Corporate Executive Board Company, which provides research and analysis on corporate strategy and operations, from February 1999 to August 2010. Mr. Kenny holds a Bachelor’s degree from the General Motors Institute (Kettering University) and an M.B.A. degree from Harvard University. Mr. Kenny was selected as a director nominee due to his extensive leadership experience in global media, advertising and technology companies.

Mr. Kern has served as a member of our Board since January 1996. Mr. Kern has been an investor in several media and marketing companies. Mr. Kern was also co-founder and Chief Executive Officer of American Media, Inc., a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications, Inc.) in October 1994. Currently, Mr. Kern also serves as a director of the UCSF Foundation, the Prostate Cancer Foundation and the Tiburon Peninsula Foundation and as a trustee and vice chair of the Environmental Defense Fund. He previously served as a director of Digitas. Mr. Kern holds a Bachelor’s degree from Yale University. Mr. Kern was selected as a director nominee due to his extensive knowledge of the digital advertising and media broadcasting industries and his in-depth knowledge of the Company’s business, strategy, competitive landscape, and management team, given his service on the Company’s Board for more than 15 years and as Chairman of our Compensation Committee (as defined below).

Mr. Smith has served as a member of our Board since June 2010. Mr. Smith has served as President and Chief Executive Officer of Intuit Inc., a provider of business and financial management software, and as member of its board of directors since January 2008. He was Senior Vice President and General Manager of Intuit’s Small Business Division from May 2006 to December 2007 and Senior Vice President and General Manager of Intuit’s QuickBooks from May 2005 to May 2006. He also served as Senior Vice President and General Manager of Intuit’s Consumer Tax Group from March 2004 until May 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from February 2003 to March 2004. Prior to joining Intuit in 2003, Mr. Smith was Senior Vice President of Marketing and Business Development of Automatic Data Processing, Inc., a provider of business outsourcing solutions, where he held several executive positions from 1996 to 2003. Mr. Smith holds a Bachelor’s degree in business administration from Marshall University and a Master’s degree in management from Aquinas College. Mr. Smith was selected as a director nominee due to his deep experience with the distribution of large scale software solutions over the Internet and related next generation storage and hosting strategies. In addition, Mr. Smith has extensive experience in consumer products and general management from his service as Chief Executive Officer of a leading software company.

Mr. Wilson has served as a member of our Board since November 2001. Mr. Wilson is a private investor and has been General Partner of Manhattan Pacific Partners, a private equity company, since May 2009. Mr. Wilson served as Chairman of the Board of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc., from April 1997 to May 2007, as Co-Chairman of the Board from 1991 to 1997 and as a director from 1989 to May 2007. He served as Executive Vice President and Chief Financial Officer of the Walt Disney Company, a media and entertainment company, from 1985 to 1989 and served as a director from 1985 to 2006. Prior to that time, Mr. Wilson served for 11 years in various executive positions at Marriott Corp., an airline food service provider and operator of hotels, restaurants and theme parks, including as Executive Vice President and Chief Financial Officer. Currently, Mr. Wilson also serves as a director of CB Richard Ellis Group, Inc., a Trustee Emeritus of Duke University, a member of the Board of Overseers of the Keck School of Medicine of the University of Southern California and a member of the board of directors of Millennium Promise. Mr. Wilson holds a Bachelor’s degree from Duke University and an M.B.A. degree from the Wharton Graduate School of Business. Mr. Wilson was selected as a director nominee due to his global financial, strategic planning and management expertise having served as Chairman of a major global public company and as a director and Chief Financial Officer of a global media and entertainment company. Mr. Wilson’s financial expertise is a valuable asset to the Company, the Board, and the Audit Committee.

Mr. Yang, a founder of Yahoo! and Chief Yahoo, has served as a member of our Board since March 1995. He served as our Chief Executive Officer from June 2007 to January 2009. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. Currently, Mr. Yang also serves as a director of Cisco Systems, Inc., Yahoo Japan Corporation, Alibaba Group Holding Limited, a privately-held company which manages investments in several Asia-based Internet businesses (“Alibaba”) and DotCloud, Inc., a privately-held company that provides application platform software. Mr. Yang is also a trustee of Stanford University. Mr. Yang holds Bachelor’s and Master’s degrees in electrical engineering from Stanford University. Mr. Yang was selected as a director nominee because, as a founder of the Company and our former Chief Executive Officer, he has deep knowledge of the Company’s business, strategy, operations, management, and competitive position. Mr. Yang provides strategic, technical, product and market expertise, knowledge of international markets as a result of his positions on the boards of Yahoo Japan and Alibaba, and strong relationships in Silicon Valley and with many of the Company’s key business partners.

Corporate Governance

Corporate Governance Guidelines

Our Board, on the recommendation of the Nominating/Governance Committee, has adopted the Company’s Guidelines to assist the Board in the discharge of its duties and to serve the interests of the Company and its shareholders. The Company’s Guidelines can be found on our corporate website at www.yahoo.com. The Company’s Guidelines may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Corporate Governance Guidelines” under the “Document” heading.

Director Independence

The Company’s Guidelines provide that the Board shall be comprised of a majority of directors who, in the business judgment of the Board, qualify as Independent Directors.

Each director’s relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that have been identified were reviewed, and only those directors (i) who in the opinion of the Board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the NASDAQ listing standards are considered Independent Directors.

The Board has affirmatively determined that all of its directors, except Carol Bartz, who serves as Chief Executive Officer and President of the Company, and Jerry Yang, who was Chief Executive Officer of the

Company from June 2007 to January 2009 and is currently an employee of the Company, are Independent Directors, that each of the members of the Nominating/Governance, Compensation and Audit Committees is an Independent Director and that each member of the Audit Committee meets the independence standards required for audit committee members under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board also previously affirmatively determined that each of Ronald W. Burkle, John H. Chapple, and Frank J. Biondi, Jr., who served on our Board until the end of their terms on June 24, 2010, and Eric Hippeau, who resigned from our Board effective April 1, 2011, was an Independent Director and met the independence standards required under applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines for membership on the Compensation Committee (in the case of Messrs. Burkle and Biondi), on the Audit Committee (in the case of Mr. Chapple) and on the Nominating/Governance Committee (in the case of Mr. Hippeau).

Our Independent Directors are:

• Roy J. Bostock • Patti S. Hart • Susan M. James	• Vyomesh Joshi • David W. Kenny • Arthur H. Kern	• Brad D. Smith • Gary L. Wilson

In making its affirmative determination that each non-employee director is independent, the Board considered the transactions described below in the context of the NASDAQ objective standards, the Company’s Guidelines, and the special standards established by NASDAQ and the SEC for members of the Audit Committee. In each case, the Board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

The Board’s independence determinations included reviewing the following transactions and relationships, none of which transactions exceeded 1 percent of either company’s annual gross revenues:

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Transactions in the ordinary course of business between the Company and entities for which the following directors or former directors served as an executive officer or employee: Messrs. Hippeau, Joshi, Kenny and Smith.

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Relationships and transactions in the ordinary course of business involving aggregate payments greater than or equal to $10,000 with companies and their applicable subsidiaries, for which the following directors or former directors served as non-employee directors: Messrs. Biondi, Bostock, Chapple, Hippeau and Wilson and Ms. James.

•	A discretionary charitable contribution of advertising valued not in excess of $15,000 by the Company to a non-profit entity with which Mr. Wilson is affiliated.

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The Company’s relationship with and investment in a venture capital fund managed by SOFTBANK Capital for which Mr. Hippeau serves as a Special Partner. Pursuant to a 1999 partnership agreement, the Company invested on the same terms and on the same basis as all other limited partners.

Meetings and Committees of the Board

During fiscal 2010, the Board held ten meetings. During fiscal 2010, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served during the period in which he or she served on the committee. Independent Directors of our Board meet in regularly scheduled sessions without management. Mr. Bostock, the Company’s independent, non-executive Chairman of the Board, chairs the executive sessions of the Board. The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation and Leadership Development Committee (the “Compensation Committee”), Nominating/Governance Committee and Transactions and Strategic Planning Committee.

Audit and Finance Committee. The Company has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is comprised of four of the Company’s Independent Directors: Mses. James (Chair) and Hart and Messrs. Joshi and Wilson. Mr. Chapple served as a member of the Audit Committee until June 24, 2010 and Ms. Hart was appointed as a member of the Audit Committee on June 24, 2010. The Audit Committee met eight times during fiscal 2010. The Audit Committee (i) is responsible for the appointment, retention and termination of the Company’s independent registered public accounting firm, (ii) monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls and disclosure controls, and (iii) oversees certain financial activities of the Company. Each member of the Audit Committee is independent within the meaning of applicable SEC rules, the NASDAQ listing standards and the Company’s Guidelines. The Board has determined that each of Ms. James and Mr. Wilson qualifies as an audit committee financial expert within the meaning of SEC rules.

The Audit Committee is governed by a charter, which was amended on April 14, 2011. A copy of the current amended charter is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Audit and Finance Committee” under the “Committee Charters” heading.

Compensation and Leadership Development Committee. The Compensation Committee consists of four of the Company’s non-employee directors: Messrs. Kern (Chair), Smith and Wilson, and Ms. James. Each of the members of the Compensation Committee is an Independent Director and an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). Messrs. Biondi and Burkle served as members of the Compensation Committee until June 24, 2010. Ms. James and Mr. Wilson were appointed as members of the Compensation Committee on June 24, 2010. The Compensation Committee held 13 meetings during fiscal 2010.

The Compensation Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Compensation and Leadership Development Committee” under the “Committee Charters” heading.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

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reviewing the Company’s executive compensation programs in light of the Company’s goals and objectives for these programs and approving or recommending to the Board any changes in these programs as the Compensation Committee deems appropriate;

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reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans as the Compensation Committee deems appropriate;

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evaluating annually the performance of the Company’s Chief Executive Officer in coordination with the Nominating/Governance Committee and setting his or her compensation level based on this evaluation;

•	evaluating annually the performance of the executive officers, other than the Chief Executive Officer, and setting their compensation level based on this evaluation;

•	reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company;

•	establishing the criteria for granting options and other equity-based awards to the Company’s officers and other employees and approving the terms of such awards;

•	establishing stock ownership guidelines applicable to the Company’s executive officers and outside directors and monitoring compliance with such guidelines;

•	reviewing and making recommendations to the Board with respect to stockholder proposals and advisory votes related to executive compensation matters; and

•	periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee also reviews and makes recommendations regarding the compensation paid to the Company’s non-employee directors. However, the full Board determines the compensation for the Company’s non-employee directors.

The Compensation Committee may form subcommittees of at least two members and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee confers with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate such independent counsel, compensation and benefits consultants, and other outside experts or advisers as it believes to be necessary or appropriate to carry out its duties. In accordance with the charter of the Compensation Committee, a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation is not permitted to engage in work for the Company that is unrelated to executive and director compensation. The Compensation Committee retained the firm of Frederic W. Cook & Co., Inc. as independent compensation consultants for 2010. The compensation consultants advised the Compensation Committee on trends in executive and director compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay), risk management in the Company’s executive compensation program and setting compensation levels for the Company’s executive officers and members of the Board.

Nominating and Corporate Governance Committee. The members of the Nominating/Governance Committee are Ms. Hart (Chair) and Messrs. Kenny and Kern, each of whom is an Independent Director. Mr. Bostock served as chair of the Nominating/Governance Committee until December 2010 when Ms. Hart was elected chair and he served as a member until April 2011 when Mr. Kenny was appointed to the committee. Mr. Hippeau served as a member of the committee until January 2011. The Nominating/Governance Committee met seven times during fiscal 2010.

The Nominating/Governance Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Nominating and Corporate Governance Committee” under “Committee Charters” heading.

Under its charter, the functions of the Nominating/Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board; (ii) advising the Board with respect to matters of board composition, procedures and committees; (iii) assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors to continue to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; (v) overseeing the annual evaluation of the Board and its committees; (vi) overseeing in coordination with the Compensation Committee the annual performance evaluation process for the Chief Executive Officer; and (vii) assisting the Board in reviewing the succession plan for the Chief Executive Officer.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. In evaluating candidates submitted by shareholders, the Nominating/Governance Committee will consider (in addition to the criteria applicable to all director candidates described below) the needs of the Board and the qualifications of the candidate, and may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered for nomination by the Nominating/Governance Committee at an annual meeting, a shareholder recommendation must be received not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possesses (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal or professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the Board’s criteria for selecting new directors. Such criteria include an understanding of the Company’s business environment and the possession of such knowledge, skills, expertise, integrity and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, where applicable, improve the ability of Board committees to fulfill their duties. While the Nominating/Governance Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee considers and assesses the diversity (which may include, among other things, an assessment of gender, race, national origin, education, professional experience and differences in viewpoints and skills) of potential candidates and the current Board members when evaluating the Board’s composition and recommending candidates for nomination. The Nominating/Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

The Nominating/Governance Committee may receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee. The Nominating/Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating/Governance Committee will also consider candidates recommended by shareholders.

After a person has been identified by the Nominating/Governance Committee as a potential candidate, the Nominating/Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating/Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating/Governance Committee may consider all this information in light of information regarding any other candidates that the Nominating/Governance Committee might be evaluating for membership on the Board. In certain instances, Nominating/Governance Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, in the case of such a candidate the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Transactions and Strategic Planning Committee. The Transactions and Strategic Planning Committee is composed of three of the Company’s non-employee directors, Messrs. Kenny (Chair), Joshi and Smith, each of whom is also an Independent Director. Mr. Hippeau served as chair of the Transactions and Strategic Planning Committee until his resignation from the Board effective April 2011, and Mr. Kenny joined the committee as its chair in April 2011. The Transactions and Strategic Planning Committee met five times during fiscal 2010.

The Transactions and Strategic Planning Committee is governed by a charter, the current version of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then on “Transactions and Strategic Planning Committee” under the “Committee Charters” heading.

Under its charter, the functions of the Transactions and Strategic Planning Committee include reviewing and approving (or recommending that the Board approve) potential acquisitions, divestitures, investments, joint ventures and strategic alliances and leases or licenses of assets or property. The Transactions and Strategic Planning Committee also oversees the Company’s strategic business plan and implementation.

Board Leadership Structure

Our Board is led by an independent, non-executive Chairman, Mr. Bostock. Our Board has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time and allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

The Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditors, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by our internal auditors. The review of financial risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and financial risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. Our other Board committees also consider and address risk as they perform their committee responsibilities. For example, the Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company, the Transactions and Strategic Planning Committee considers risks in evaluating potential transactions over certain dollar thresholds and the Nominating/Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Board meeting the General Counsel reports on litigation, regulatory, public policy and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our Board leadership structure supports this approach because it allows our Independent Directors, through the independent committees and non-executive Chairman, to exercise effective oversight of the actions of management.

With respect to the Company’s compensation arrangements, the Company has reviewed its compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee, with input from its independent compensation consultant, Frederic W. Cook & Co., Inc., assessed the compensation arrangements for the Company’s executive officers and concluded that they do not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives for its executives provides an effective and appropriate mix of incentives to focus executives on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. While the Company’s performance-based cash bonuses for executives are based on the achievement of annual target goals, the amount of such bonuses are based on a percentage of salary and are capped under the bonus plans, and the bonus programs represent a small percentage of executives’ overall total compensation opportunities. The Compensation Committee and Company further have discretion under the bonus plans to reduce bonus payments based on individual performance. In addition, a significant portion of each executive’s compensation is in the form of long-term incentive equity awards. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance.

Code of Ethics

Our Board has adopted a code of ethics, which is posted on the Company’s website at www.yahoo.com. The code may be found as follows: From our main webpage, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then click on “Yahoo! Code of Ethics” under the “Document” heading.

The Company’s Code of Ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and to contractors of the Company. The Code of Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of our business. The Company’s employees receive training on the Code of Ethics. We intend to disclose any amendment to, or waiver from, certain provisions of the Code of Ethics for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address and location specified above.

Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Attending Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. Each of the ten directors elected to the Board at the 2010 annual meeting of shareholders were in attendance at that meeting.

Director Compensation

Each non-employee director receives an annual retainer fee of $80,000 and an additional fee of $2,000 for in-person attendance at any meeting of the Board in excess of six meetings in a calendar year. The non-executive Chairman of the Board receives an annual fee of $200,000, the chair of the Audit Committee receives an annual fee of $35,000, each member of the Audit Committee (other than the chair) receives an annual fee of $10,000 and the chair of each of the Compensation, Nominating/Governance and Transactions and Strategic Planning Committees receives an annual fee of $15,000. In addition, non-employee directors may participate in the Company’s matching gifts program which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

The Amended and Restated 1996 Directors’ Stock Plan (the “Directors’ Plan”) provides that each non-employee director of the Company serving on the Board immediately following an annual meeting of the Company’s shareholders will receive a grant of restricted stock units equal to a number to be determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant. New directors appointed or elected to the Board (other than in connection with an annual meeting) will receive an initial grant of restricted stock units upon their appointment or election, with the number of units subject to the grant to be determined as described above and pro-rated based on the portion of the year that has passed since the last annual meeting. The restricted stock units vest on a quarterly basis, with the final installment of annual grants vesting on the first to occur of the first anniversary of the date of grant of the award or the day before the annual meeting of shareholders for the calendar year following the year in which the award is granted. The vesting schedule for a prorated grant to a new director will coincide with the remaining vesting schedule applicable to the most recent round of the Company’s annual grants to non-employee directors. The restricted stock units will generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the last quarterly vesting date of the award, subject to any election by the non-employee director to defer the payment date. Subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and restricted stock units for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and restricted stock units granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding restricted stock units will generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of the director’s death or total disability, options and restricted stock units granted under the Directors’ Plan will become fully vested and, in the case of restricted stock units, immediately payable.

Under the Directors’ Plan, a non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an award of either stock options or restricted stock units granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value (i.e., closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. If the director elects a restricted stock unit award, he or she would be credited with a number of restricted stock units equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. Any stock option or restricted stock unit award granted upon conversion of such fees would be fully vested on the grant date.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director should own shares of the Company’s common stock equal in value to $240,000 (three times the annual Board cash retainer) within three years from the later of election to the Board and September 23, 2012. Vested but unpaid restricted stock units count toward satisfaction of this threshold, but not outstanding vested or unvested options. Shares held in a trust established by the directors (and/or his or her spouse) for estate planning purposes count toward the guidelines if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members.

Director Compensation Table—2010

A director who is also an employee of Yahoo! receives no additional compensation for serving on the Board or its committees. The following table presents fiscal year 2010 compensation information for Yahoo!’s directors who served during any part of the year (other than Ms. Bartz, who appears as a Named Executive Officer in the Summary Compensation Table). Amounts shown under the headings “Stock Awards” and “Option Awards” present the aggregate grant date fair value of awards granted during fiscal year 2010 (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or exercising a stock option).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Frank J. Biondi, Jr.(5)	38,681	0	0	N/A	N/A	0	38,681
Roy J. Bostock(6)	0	513,815	0	N/A	N/A	0	513,815
Ronald W. Burkle(7)	38,681	0	0	N/A	N/A	0	38,681
John H. Chapple(8)	0	43,511	0	N/A	N/A	0	43,511
Patti S. Hart(9)	0	267,887	0	N/A	N/A	0	267,887
Eric Hippeau(10)	0	314,971	0	N/A	N/A	0	314,971
Susan M. James(11)	111,806	320,034	0	N/A	N/A	1,000	432,840
Vyomesh Joshi(12)	0	309,947	0	N/A	N/A	0	309,947
Arthur H. Kern(13)	0	219,988	88,861	N/A	N/A	0	308,849
Brad D. Smith(14)	41,538	219,988	0	N/A	N/A	0	261,526
Gary L. Wilson(15)	0	309,947	0	N/A	N/A	0	309,947
Jerry Yang(16)	0	0	0	N/A	N/A	1	1

(1)	As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2010 Form 10-K.

(2)	On June 24, 2010, each of the non-employee directors elected at the 2010 Annual Meeting of Shareholders (namely, Messrs. Bostock, Hippeau, Joshi, Kern, Smith, and Wilson and Mses. Hart and James) was granted an award of 14,834 restricted stock units under the Directors’ Plan. Each of these awards had a grant date fair value of $219,988. (The grant date fair values presented in the notes to this table have been determined, as required by applicable SEC rules, based on generally accepted accounting principles and SEC rules.) The number of unvested restricted stock units held by each director listed in the table above at December 31, 2010 was as follows: Mr. Biondi (0), Mr. Bostock (7,417), Mr. Burkle (0), Mr. Chapple (0), Ms. Hart (7,417), Mr. Hippeau (7,417), Ms. James (7,417), Mr. Joshi (7,417), Mr. Kern (7,417), Mr. Smith (7,417), Mr. Wilson (7,417) and Mr. Yang (0). The Directors’ Plan provides that non-employee directors may elect to defer payment of RSUs in certain circumstances. The number of vested but unpaid restricted stock units held by each non-employee director listed in the table above at December 31, 2010 was as follows: Mr. Biondi (0), Mr. Bostock (36,776), Mr. Burkle (0), Mr. Chapple (2,778), Ms. Hart (10,553), Mr. Hippeau (25,829), Ms. James (7,417), Mr. Joshi (24,682), Mr. Kern (17,417), Mr. Smith (7,417), Mr. Wilson (23,342), and Mr. Yang (0).

(3)

As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2010 Form 10-K.

(4)	The number of outstanding options held by each director listed in the table above at December 31, 2010 was as follows: Mr. Biondi (45,000), Mr. Bostock (283,860), Mr. Burkle (63,575), Mr. Chapple (45,000), Ms. Hart (0), Mr. Hippeau (405,064), Ms. James (0), Mr. Joshi (160,000), Mr. Kern (428,632), Mr. Smith (0), Mr. Wilson (373,200) and Mr. Yang (800,000).

(5)	Mr. Biondi’s Board service ended on June 24, 2010.

(6)	In lieu of cash, Mr. Bostock elected to receive payment of his Board and committee chair fees for 2010 in the form of restricted stock units. Accordingly, Mr. Bostock was granted an award of 4,461 restricted stock units on March 31, 2010, which had a grant date fair value of $73,740; an award of 5,328 restricted stock units on June 30, 2010, which had a grant date fair value of $73,740; an award of 5,204 restricted stock units on September 30, 2010, which had a grant date fair value of $73,741; and an award of 4,366 restricted stock units on December 31, 2010, which had a grant date fair value of $72,607.

(7)	Mr. Burkle’s Board service ended June 24, 2010.

(8)	Mr. Chapple’s Board service ended June 24, 2010. In lieu of cash, Mr. Chapple elected to receive payment of his Board and committee fees for 2010 in the form of restricted stock units. Accordingly, Mr. Chapple was granted an award of 1,361 restricted stock units on March 31, 2010, which had a grant date fair value of $22,497; and an award of 1,417 restricted stock units on June 24, 2010, which had a grant date fair value of $21,014.

(9)	Ms. Hart’s Board service commenced June 24, 2010. In lieu of cash, Ms. Hart elected to receive payment of her Board and committee fees for 2010 in the form of restricted stock units. Accordingly, Ms. Hart was granted an award of 125 restricted stock units on June 30, 2010, which had a grant date fair value of $1,730; an award of 1,587 restricted stock units on September 30, 2010, which had a grant date fair value of $22,488; and an award of 1,424 restricted stock units on December 31, 2010, which had a grant date fair value of $23,681.

(10)	Mr. Hippeau’s Board service ended April 1, 2011. In lieu of cash, Mr. Hippeau elected to receive payment of his Board and committee chair fees for 2010 in the form of restricted stock units. Accordingly, Mr. Hippeau was granted an award of 1,436 restricted stock units on March 31, 2010, which had a grant date fair value of $23,737; an award of 1,716 restricted stock units on June 30, 2010, which had a grant date fair value of $23,749; an award of 1,676 restricted stock units on September 30, 2010, which had a grant date fair value of $23,749; and an award of 1,428 restricted stock units on December 31, 2010, which had a grant date fair value of $23,748.

(11)	Ms. James’ Board service commenced January 11, 2010. In connection with her election to the Board, Ms. James was granted 6,595 restricted stock units on February 2, 2010, which had a grant date fair value of $100,046. The amount presented in the “All Other Compensation” column for Ms. James consists of a matching payment of $1,000 to a charity designated by Ms. James under the Company-sponsored charitable award program open to all U.S. employees and directors.

(12)	In lieu of cash, Mr. Joshi elected to receive payment of his Board and committee fees for 2010 in the form of restricted stock units. Accordingly, Mr. Joshi was granted an award of 1,361 restricted stock units on March 31, 2010, which had a grant date fair value of $22,497; an award of 1,625 restricted stock units on June 30, 2010, which had a grant date fair value of $22,490; an award of 1,587 restricted stock units on September 30, 2010, which had a grant date fair value of $22,488; and an award of 1,352 restricted stock units on December 31, 2010, which had a grant date fair value of $22,484.

(13)

In lieu of cash, Mr. Kern elected to receive payment of his Board and committee chair fees for 2010 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kern was granted an option to purchase 4,310 shares on March 31, 2010 with an exercise price of $16.53, which had a grant date fair value of $20,564; an option to purchase 5,148 shares on June 30, 2010 with an exercise price of $13.84, which had a grant date fair value of $23,832; an option to purchase 5,028 shares on September 30, 2010 with an exercise price of $14.17, which had a grant date fair value of $22,410; and an option to purchase 4,284 shares on December 31, 2010 with an exercise price of $16.63, which had a grant date fair value of $22,057.

(14)	Mr. Smith’s Board service commenced June 24, 2010.

(15)	In lieu of cash, Mr. Wilson elected to receive payment of his Board and committee fees for 2010 in the form of restricted stock units. Accordingly, Mr. Wilson was granted an award of 1,361 restricted stock units on March 31, 2010, which had a grant date fair value of $22,497; an award of 1,625 restricted stock units on June 30, 2010, which had a grant date fair value of $22,490; an award of 1,587 restricted stock units on September 30, 2010, which had a grant date fair value of $22,488; and an award of 1,352 restricted stock units on December 31, 2010, which had a grant date fair value of $22,484.

(16)	Mr. Yang received an annual base salary of $1 as an employee of the Company in 2010. Mr. Yang did not receive any cash or equity compensation for his service on the Board in 2010, and he did not participate in Yahoo’s executive bonus plan (the Executive Incentive Plan (the “EIP”)) or receive other compensation for his service as an employee of the Company in 2010.

Required Vote

Each of the directors will be elected by a majority of votes cast, meaning that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. This required vote is discussed further above under the section entitled “Proposal No. 1 Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” on page 37 of this proxy statement, the Company’s executive compensation program is guided by the following philosophy, principles and business objectives:

•

Our people strategy is to attract and retain top talent in an extremely competitive marketplace by providing competitive and responsible performance-oriented compensation to align with shareholder interests.

•	We target our resources toward key talent segments and individuals who have the ability to impact the near and long-term performance of the Company.

•

We believe in providing equity compensation to align employee and shareholder interests, and our long-term equity compensation programs are designed to focus rewards on those who have the greatest impact on long-term performance of the Company.

The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces shareholder interests. These features are described in more detail in the “Compensation Discussion and Analysis” and include the following:

•

Bonuses under the Company’s EIP are based on the Company’s achievement of financial performance goals. The aggregate bonus pool is capped based on Company performance factors, and the Compensation Committee retains full discretion to adjust bonus amounts if it determines the adjustment is warranted.

•

A substantial portion of executives’ compensation is awarded in the form of long-term incentive equity awards. In 2010, these awards were comprised of stock options (which have value only if the Company’s stock price increases over the price at the time of grant) and restricted stock units (the value of which is also directly linked to the Company’s stock price). In addition, the majority of the restricted stock units granted in 2010 to executives included, in addition to customary vesting requirements based on continued employment, additional vesting requirements based on the Company’s performance. There is no minimum vesting for these performance-based restricted stock units (i.e., all the performance-based units may be forfeited if minimum performance is not achieved), and the maximum number of stock units that may be earned based on performance is capped.

•	Messrs. Yang and Filo, our founders who continue to serve as executive officers of the Company, receive base salaries of only $1 and continue to be two of our largest individual shareholders.

•

To enhance the alignment of employee and shareholder interests, all of the Company’s executive officers are expected to hold a certain level of Company stock established under the Company’s stock ownership policy.

•	The Compensation Committee retains and, in setting the Company’s executive compensation policies, regularly seeks the advice of an independent compensation consultant.

•

The Company’s mix of long-term equity awards, selection of performance criteria for its incentive programs and oversight of compensation programs, together with other programs including the Company’s stock ownership policy, are designed to mitigate risk by emphasizing a long-term focus on compensation and financial performance.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program.

This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, shareholders may vote to have future advisory votes on executive compensation every year, every two years or every three years.

The Company believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these advisory votes on executive compensation and will consider the outcome of these votes in making decisions on executive compensation.

This proposal is advisory only and will not be binding on the Company, the Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to the Company’s executive compensation program.

In voting on this proposal, shareholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Shareholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Shareholders will not be voting to approve or disapprove the recommendation of the Board.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR” (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS). PROXIES RECEIVED BY THE COMPANY WILL BE VOTED TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR” UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Although ratification of the appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request shareholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Mr. Jing Zhao, 160 Maidenhair Ct., San Ramon, CA, 94582, who has represented that he owns 300 shares of the Company’s common stock, has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board strongly opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement. The proposal contains certain assertions about Yahoo!, its directors and its executive officers that we believe are incorrect. The Board has not attempted in its response to the proposal to refute these inaccuracies.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

HUMAN RIGHTS IMPACTS OF YAHOO BUSINESS

Whereas, mindful of the misuse of information technology by the Chinese government and other repressive regimes in the world to monitor electronic communications, to restrict Internet access and use, and to arrest and severely punish Internet users in China and other countries for expressing and exercising their free speech and free association rights, and

Whereas, recognizing the special responsibilities and obligations that these major abuses of human rights place on Yahoo doing business in China and other repressive countries in ways that have contributed to these abuses, and,

Whereas, taking into account the fact that U.S. laws prohibit the involvement and support of U.S. companies in major human rights abuses taking place in foreign nations, and, especially,

Whereas, concerning that Yahoo’s management has not improved human rights policy despite Yahoo’s public image being severely damaged and Yahoo being financially punished (for example, on May 3rd 2010 the World Press Freedom Day, human rights activists rallied in front of Yahoo HQs to protest Yahoo again; Yahoo Human Rights Fund has been politically abused),

Therefore, be it resolved, that the following human rights principles be formally adopted by Yahoo to guide its business relating to its business in China and other repressive countries:

No information technology products or technologies will be sold, and no assistance will be provided to authorities in China and other repressive countries that could contribute to human rights abuses. No user information will be provided, and no technological assistance will be made available, that would place individuals at risk of persecution based on their access or use of the Internet or electronic communications for free speech and free association purposes. Yahoo will support the efforts to assist users to have access to encryption and other protective technologies and approaches, so that their access and use of the Internet will not be restricted by the Chinese and other repressive authorities. Yahoo will review, report to shareholders and improve all policies and actions (including supervising the abused Yahoo Human Rights Fund) that might affect human rights observance in countries where it does business.

Board of Directors’ Statement AGAINST Shareholder Proposal

Yahoo! shares the Proponent’s concerns for human rights and is working proactively to advance numerous initiatives and policies aimed at protecting and advancing the fundamental principles of freedom of expression and privacy globally. The standards suggested by the proposal are unnecessary and would not enhance the implementation of practices inside the Company supporting human rights. With respect to China, in particular, Yahoo! sold its Yahoo! China business in 2005 to a Chinese company called Alibaba Group, and while currently maintaining an approximate 40% financial investment in Alibaba Group, Yahoo! no longer has operational control or day-to-day management over the Yahoo! China business.

The Board has considered this proposal and the issues surrounding the protection of human rights and free expression in business practices and recommends a vote against this proposal for these additional reasons:

Through Yahoo!’s founding leadership role in the Global Network Initiative, Yahoo! is working to translate the principles of freedom of expression and privacy into practical standards for use in the Company’s business. Yahoo! supports the idea that its users should enjoy fundamental rights to freedom of expression and privacy. Yahoo! is committed to being a leader in the efforts to protect and advance those rights through thoughtful, responsible business decisions and processes, and rigorous application of the laws that protect those rights. Yahoo! is proud to be a founding member of the Global Network Initiative (www.globalnetworkinitiative.org). The GNI is the result of a collaborative, multi-year effort involving an international group of information and communications technology (“ICT”) companies, human rights organizations, academics, investors and technology leaders. The members of the GNI are committed to protecting freedom of expression and privacy, partnering with others to ensure collective governance and accountability and promoting the GNI and its objectives throughout the world. The GNI has produced principles that provide direction and guidance to ICT companies in protecting and advancing freedom of expression and privacy across the globe when they encounter laws and policies that interfere with these fundamental human rights. The GNI standards include, among many things, rigorous review of government demands on companies and the development of paths for individual and collective responses and advocacy in the face of threats to freedom of expression and privacy. Yahoo! has agreed to follow the GNI’s established guidelines and framework, and along with the GNI’s other participating companies, will undergo an annual assessment process that begins in 2011. Through this process, Yahoo! will assess the Company’s performance in meeting its goals and operational steps relating to issues of free expression and privacy.

Yahoo! has launched a Business & Human Rights Program to lead Yahoo!’s efforts to protect and promote free expression and privacy. Recognizing that Yahoo!’s business, products, technology and operating footprint increasingly intersect with freedom of expression and privacy issues around the world, the Company launched the Yahoo! Business & Human Rights Program in 2008 (http://ycorpblog.com/2008/05/07/business-and-human-rights/). Guided by the executive team’s commitment to these important issues, this program brings together a core team of senior professionals from across the Company to integrate the consideration of human rights and free expression issues into Yahoo!’s business decision-making and to continue its centralized leadership on global strategy, industry initiatives, and internal and external stakeholder engagement. The various initiatives under the Yahoo! Business & Human Rights Program are listed in the program’s website and blog found here: http://humanrights.yahoo.com.

Yahoo! has publicly committed to conducting human rights impact assessments in order to understand the human rights implications of the Company’s business decisions. One important component of Yahoo!’s Business & Human Rights Program is the preparation of human rights impact assessments (HRIA) of new business opportunities. The HRIA is the starting point for Yahoo!’s ongoing review of the human rights landscape and of Yahoo!’s business plans when entering new markets or launching new products, and the HRIA informs Yahoo!’s strategies to protect and promote its users’ rights to freedom of expression and privacy.

Yahoo!’s establishment of international fellowships and the creation of the Yahoo! Human Rights Fund demonstrates that the Company’s commitment to human rights extends beyond its own business operations. Additionally, Yahoo! encourages scholarship on technology and human rights, funding international fellowships at Georgetown University and Stanford University to advance the work of journalists and scholars on global values and the Internet. Yahoo! also established the Yahoo! Human Rights Fund with noted Chinese human rights activist Harry Wu to provide humanitarian and legal support to political dissidents who have been imprisoned for expressing their views online.

Doing business in countries that unfairly restrict rights to privacy and free expression presents numerous challenges, and Yahoo! is dedicated to helping find individual and collective responses to them and to continuing to develop the capacity to make responsible decisions on behalf of users around the world. Given the extensive measures already being taken by Yahoo! in this area, the Board does not believe adopting this proposal is necessary or advisable.

Recommendation of the Board of Directors

FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

BENEFICIAL OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s common stock as of April 2, 2011 (except where another date is indicated) for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
Capital World Investors(3)	98,834,743	7.6%
333 South Hope Street Los Angeles, CA 90071

Janus Capital Management LLC(4)	98,634,888	7.6%
151 Detroit Street Denver, CO 80206

Capital Research Global Investors(5)	91,044,520	7.0%
333 South Hope Street Los Angeles, CA 90071

David Filo(6)	75,329,890	5.8%
701 First Avenue Sunnyvale, CA 94089

Jerry Yang(7)	46,610,564	3.6%

Michael J. Callahan(8)	1,099,391	*

Hilary Schneider(9)	782,271	*

Carol Bartz(10)	722,381	*

Arthur H. Kern(11)	694,585	*

Gary L. Wilson(12)	409,848	*

Roy J. Bostock(13)	346,344	*

Vyomesh Joshi (14)	203,738	*

Timothy R. Morse(15)	183,317	*

Blake Irving(16)	100,000	*

Aristotle Balogh(17)	79,606	*

Susan M. James(18)	17,720	*

Patti S. Hart(19)	15,834	*

Brad D. Smith(20)	11,125	*

David W. Kenny	0	*

Ross Levinsohn	0	*

All directors and current executive officers as a group (15 persons)(21)	125,744,737	9.6%

*	Less than one percent.

(1)

The number of shares beneficially owned by each person or group as of April 2, 2011 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and release of restricted stock units. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power) and the sole power to sell or otherwise direct the disposition of (dispositive power) the shares set forth opposite such shareholder’s name.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,305,538,852 shares of common stock outstanding (excluding treasury shares) on April 2, 2011 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)	Beneficial ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2011 by Capital World Investors. The Schedule 13G, as amended, states that Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 98,834,743 shares as a result of CRMC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power and sole dispositive power over all of such shares.

(4)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2011 by Janus Capital Management LLC (“Janus Capital”). The Schedule 13G states that Janus Capital has direct interests of 94.5% and 77.8% in INTECH Investment Management (“INTECH”) and Perkins Investment Management LLC (“Perkins”), respectively, and due to such ownership structure the holdings of Janus Capital, INTECH and Perkins are aggregated for the purpose of the Schedule 13G. The Schedule 13G also states that Janus Capital, INTECH and Perkins are registered investments advisors to various investments companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients, and that Janus Capital is deemed to be the beneficial owner of 98,634,888 shares, has sole voting and sole dispositive power over 97,874,638 shares and has shared voting and shared dispositive power over 760,250 shares.

(5)	Beneficial ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2011 by Capital Research Global Investors. The Schedule 13G, as amended, states that Capital Research Global Investors, a division of CRMC, is deemed to be the beneficial owner of 91,044,520 shares as a result of CRMC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power and sole dispositive power over all of such shares.

(6)	Includes 800,000 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 under the Company’s 1995 Stock Plan (the “1995 Stock Plan”).

(7)	Includes 800,000 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 under the 1995 Stock Plan. Also includes 6,310 shares held by Mr. Yang’s wife, of which he disclaims beneficial ownership.

(8)	Includes 1,058,714 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 under the 1995 Stock Plan.

(9)	Ms. Schneider’s service as an executive officer ended on November 15, 2010, and her service as an employee ended on April 29, 2011. Beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Schneider with the SEC prior to November 15, 2010, adjusted to give effect to subsequent transactions through April 2, 2011 of which the Company is aware in connection with employment-related equity awards. Includes 736,003 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 and 25,000 shares subject to restricted stock units that are scheduled to vest within 60 days of April 2, 2011, in each case under the 1995 Stock Plan.

(10)

Includes 293,481 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011; but does not include shares subject to a performance-based stock option award granted to Ms. Bartz pursuant to the terms of her employment agreement, which may become exercisable, if at all, based on the achievement of specified levels of stock price appreciation with respect to the Company’s common stock. No portion of this option was exercisable as of April 2, 2011. The vesting terms applicable to this stock option are described in footnote (3) to the “Outstanding Equity Awards at Year End—2010” table, below.

(11)	Includes 392,903 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011; and 21,125 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(12)	Includes 373,200 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011; and 28,398 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(13)	Includes 283,860 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011; and 40,484 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(14)	Includes 160,000 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011; and 29,738 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(15)	Includes 176,260 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 under the 1995 Stock Plan.

(16)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of April 2, 2011 under the 1995 Stock Plan.

(17)	Mr. Balogh’s employment with the Company ended on July 2, 2010. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Balogh with the SEC prior to July 2, 2010, adjusted to give effect to subsequent forfeitures of employment-related equity awards.

(18)	Includes 11,125 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(19)	Includes 15,834 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(20)	Includes 11,125 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

(21)	Includes 4,438,418 shares issuable upon exercise, by directors and executive officers, of options exercisable within 60 days of April 2, 2011; and 157,829 shares subject to vested restricted stock units under the Directors’ Plan as of April 2, 2011. Shares subject to vested restricted stock units under the Directors’ Plan are generally issuable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of annual awards prior to 2010 and quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2010 all filing requirements applicable to the Reporting Persons were timely met, with the exception of Mr. Irving’s Form 4 reporting his new hire stock option and restricted stock unit awards on July 26, 2010, which was filed late.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2010 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 1995 Stock Plan, the Directors’ Plan, and the Employee Stock Purchase Plan. Each of these plans has been approved by the Company’s shareholders. The Company does not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	109,779,204(2)(3)	$22.0597(4)	159,086,380(5)

(1)	This table does not present information regarding equity awards that were assumed by Yahoo! in connection with the acquisition of other companies. As of December 31, 2010, an additional 934,277 shares of the Company’s common stock were subject to acquired-company stock options (at a weighted average exercise price of $3.9313 per share), and an additional 725,811 shares of the Company’s common stock were subject to acquired-company restricted stock units.

(2)	Includes 80,028,690 shares subject to stock option awards and 29,750,514 shares subject to restricted stock unit awards as of December 31, 2010.

(3)	Includes the maximum number of shares potentially issuable in connection with open performance-based vesting conditions (after giving effect to the crediting of stock units under performance-based awards based on the Company’s 2010 financial performance). As of December 31, 2010, and after giving such effect to the Company’s 2010 financial performance, a maximum of 3,241,707 restricted stock units (including a target number of 1,620,853 restricted stock units) were subject to open performance-based vesting conditions, and a maximum of 5,000,000 shares were subject to a stock option award with open performance-based vesting conditions. See “Executive Officer Compensation and Other Matters—Compensation Discussion and Analysis” and footnote (3) to the “Outstanding Equity Awards at Year-End—2010” table for more information regarding performance-based vesting conditions.

(4)	Calculated exclusive of outstanding restricted stock unit awards.

(5)	Of these shares, 123,602,031 were available for award grant purposes under the 1995 Stock Plan, 4,655,705 were available for award grant purposes under the Directors’ Plan, and 30,828,644 were available under the Employee Stock Purchase Plan, as of December 31, 2010 after giving effect to the crediting of stock units under performance-based awards based on the Company’s 2010 financial performance. Subject to certain express limits of the 1995 Stock Plan, shares available under the 1995 Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Shares issued in respect of full-value awards granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting count as 1.75 shares for every one share actually issued in connection with the award. Each share that is issued in respect of any full-value award under the 1995 Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the 1995 Stock Plan’s share limit as: 1.75 shares, for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares, for awards granted on or after June 12, 2007 but prior to June 25, 2009; and 1.75 shares, for awards granted on or after June 25, 2009.

OUR EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the Board. Set forth below is information regarding our executive officers and their ages as of April 2, 2011.

Name	Age	Position
Carol Bartz	62	Chief Executive Officer, President and Director
Michael J. Callahan	42	Executive Vice President, General Counsel and Secretary
David Filo	44	Chief Yahoo
Blake Irving	51	Executive Vice President and Chief Product Officer
Ross Levinsohn	47	Executive Vice President, Americas
Timothy R. Morse	42	Executive Vice President and Chief Financial Officer
Jerry Yang	42	Chief Yahoo and Director

Ms. Bartz’s biography is set forth under the heading “Proposal No. 1 Election of Directors—Nominees.”

Mr. Callahan became Executive Vice President in April 2007 and has served as General Counsel and Secretary since September 2003. Mr. Callahan served as Senior Vice President from September 2003 to April 2007. Prior to that, Mr. Callahan served as Deputy General Counsel and Assistant Secretary from June 2001 to September 2003 and served in various other positions in the Yahoo! legal department from December 1999 to June 2001. Prior to joining Yahoo! in December 1999, Mr. Callahan held positions with Electronics for Imaging Inc., a digital printing technology company, and the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Callahan holds a Bachelor’s degree in International Affairs and Arab Studies from the School of Foreign Service at Georgetown University and a J.D. degree from the University of Connecticut.

Mr. Filo, a founder of Yahoo! and Chief Yahoo, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo is involved in guiding Yahoo!’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995.

Mr. Irving became our Executive Vice President and Chief Product Officer in May 2010. Prior to joining Yahoo!, Mr. Irving served as a member of the faculty at Pepperdine University’s Graziadio School of Business and Management in Malibu, California from 2008 to March 2010. Previously, Mr. Irving served in various positions at Microsoft Corporation, a software and Internet services company, from 1992 to 2007, most recently as corporate vice president of Microsoft’s Windows Live Platform group, which was responsible for building and operating Microsoft’s Internet-scale services platform, advertiser and developer ecosystem. Before joining Microsoft, Mr. Irving held development and marketing management positions at Xerox Corp., a document management technology company, Oki Electric Industry Co. Ltd., a manufacturer of telecommunications equipment, and Compaq Computer Corp., a manufacturer of personal computers (now part of HP). He holds a Bachelor’s degree from San Diego State University and an M.B.A. degree from Pepperdine University.

Mr. Levinsohn became our Executive Vice President, Americas in November 2010. He was the co-founder and managing director of Fuse Capital (formerly Velocity Interactive Group), an investment firm focused on digital media and communications, from August 2007 to November 2010. From 2000 to 2006, he served in leadership roles at News Corporation, a media and entertainment company, including as President of Fox Interactive Media from January 2005 to December 2006, Senior Vice President and General Manager of Fox Sports Interactive Media from January 2001 to January 2005, and Senior Vice President of News Digital Media from 2000 to January 2001. Currently, he also serves as a director of Freedom Communications, a media company operating newspapers and television stations. He holds a Bachelor’s degree from The American University.

Mr. Morse became our Executive Vice President and Chief Financial Officer in July 2009. Previously, Mr. Morse served as Senior Vice President and Chief Financial Officer of Altera Corporation, a semiconductor company specializing in programmable logic devices for communications, industrial, and consumer applications, from January 2007 to June 2009. Prior to joining Altera, Mr. Morse held various positions in financial management with General Electric (“GE”), a diversified technology, media and financial services company, starting in the GE Capital division in 1991 and moving to the GE Appliances division in 1994 before joining the GE Plastics division in 1997. In July 2005, Mr. Morse was named the Chief Financial Officer and General Manager, Business Development for GE Plastics. Mr. Morse holds a Bachelor’s degree in Finance and Operations/Strategic Management from Boston College.

Mr. Yang’s biography is set forth under the heading “Proposal No. 1 Election of Directors—Nominees.”

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The Company’s executive compensation arrangements are administered by the Compensation Committee of our Board of Directors. The Compensation Committee confers with the Board of Directors in determining the compensation for our Chief Executive Officer. In determining compensation for the other Named Executive Officers (as defined below), as discussed in more detail below, the Compensation Committee considers, among other things, the recommendations of our Chief Executive Officer. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers. The individuals listed in the Summary Compensation Table in this proxy statement are referred to as the “Named Executive Officers.”

The Company’s general compensation arrangements are guided by the following philosophy, principles and business objectives:

•

Our people strategy is to attract and retain top talent in an extremely competitive marketplace by providing competitive and responsible performance-oriented compensation to align with shareholder interests.

•	We target our resources toward key talent segments and individuals who have the ability to impact the near and long-term performance of the Company.

•

We believe in providing equity compensation to align employee and shareholder interests, and our long-term equity compensation programs are designed to focus rewards on those who have the greatest impact on long-term performance of the Company.

In order to drive improvements in the performance of our business and create increased shareholder value, the Company must be able to respond rapidly to new technological developments and changing trends in the global businesses and markets in which we compete. The broad scope and complexity of our business require a depth and breadth of experience and talents in our executives. We also operate in a highly competitive executive labor market and face competitors of similar size and scale to the Company as well as new competitors seeking to hire our executives to facilitate and speed their entry into, or expansion of, competing businesses. As a result, our compensation programs and levels must be competitive in order to attract and retain top talent.

Executive Summary

In 2010, the Company’s executive management team focused on increasing operating income and positioning the Company for growth. To achieve these goals, the management team focused on assembling a strong leadership team; reinventing our technology platforms to enable faster and more efficient innovation; streamlining operations to achieve significant cost savings; investing in products that drive meaningful user engagement and discontinuing or divesting products that do not; and executing on the Company’s Search and Advertising Services and Sales Agreement with Microsoft Corporation (the “Search Agreement”). The key metric for determining executive incentive compensation in 2010 was operating income which doubled over 2009 operating income.

There were no major changes in the Company’s executive compensation structure for 2010 when compared with 2009. The Company’s executive compensation program for 2010 had three key components, which are designed to be consistent with the Company’s compensation philosophy and to reward executives based on individual and company performance: (1) base salary; (2) annual incentive cash bonuses; and (3) long-term stock awards, including stock options and restricted stock units. These components are explained in more detail below in this Compensation Discussion and Analysis section. The highlights of the Company’s executive compensation program for 2010 are as follows:

•

Base salary levels for the Named Executive Officers for 2010 were increased by 5 percent (other than with respect to Ms. Bartz, who did not receive an increase, and with respect to Mr. Callahan, who received a 13 percent increase) to reflect the Compensation Committee’s assessment of the competitive market.

•

Annual bonuses for the Named Executive Officers for 2010 were paid at slightly above the targeted levels under the Yahoo! Executive Incentive Plan (“EIP”), consistent with performance against the goals established by the Compensation Committee under the EIP for 2010. The key metric under the EIP for 2010 was the Company’s operating income, which as noted above, doubled in 2010.

•

Long-term incentive equity awards granted to the Named Executive Officers in 2010 consisted of a mix of stock options which have value only if the Company’s stock price increases after the date of grant of the awards, and restricted stock units, the value of which is also directly linked to the Company’s stock price. All of the awards have long-term vesting requirements contingent on continued employment, and a substantial portion of the restricted stock units granted were subject to both time-based and performance-based vesting requirements.

•

The Company generally does not provide its executives with tax “gross-up” payments or material perquisites (other than the payment or reimbursement of relocation-related expenses to certain newly-hired executives).

•

To enhance the link between executive and shareholder interests, all of the Company’s executive officers are expected to hold a certain level of Company stock established under the Company’s stock ownership policy.

•	The Compensation Committee retains and, in setting the Company’s executive compensation policies, regularly seeks the advice of an independent compensation consultant.

•	As described on page 18, the Compensation Committee considers potential risks to the Company when structuring the Company’s executive compensation program.

Executive Compensation Program Objectives

Executive Compensation Programs

In order to attract and retain our key executives, the Company seeks to provide them with targeted “total direct compensation” at or above the 60th percentile of competitive market practice. As used in this discussion, the term “total direct compensation” means the executive’s base salary, annual cash bonus, and long-term incentive equity award grant value as determined in accordance with customary grant-date valuation principles.

Base salary levels are generally consistent with competitive market base salary levels, and the Compensation Committee uses the peer companies identified below to inform the Compensation Committee on competitive pay levels. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to attract and retain talent and to ensure our executive performance is focused on long-term shareholder value creation. For this reason, the compensation arrangements for our executive officers are designed so that performance-based compensation, including annual bonus and long-term incentive equity opportunities, constitutes the most substantial portion of each executive’s total direct compensation opportunity.

Other than our 401(k) plan, the Company does not provide any pensions or other retirement benefits for our executive officers, nor do we generally provide material perquisites. In order to help attract and retain our key executives, and in order to help preserve the stability of our executive team, we provide our executive officers with certain severance protections as described below under “Severance and Change in Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control.”

Independent Consultant and Peer Group

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as its compensation consultant to provide advice to the Compensation Committee in respect of the Company’s executive and director compensation programs. Frederic W. Cook & Co. advised the Compensation Committee with respect to trends in executive and director compensation, selection of peer companies, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, and proportion of annual cash pay to long-term incentive pay), risk management in the Company’s executive compensation program, and setting compensation levels for the Company’s executive officers and members of the Board. Other than compensation consulting services provided to our Board of Directors and the Compensation Committee, Frederic W. Cook & Co. provided no other services to the Company in 2010. In setting compensation levels, the Compensation Committee considers peer company data obtained and evaluated by Frederic W. Cook & Co., and also considers compensation survey data compiled by management and management’s compensation consultant, Compensia, Inc., from the Radford Executive Survey and compensation data reported by the peer group companies identified below in their filings with the SEC. The Compensation Committee reviews this information to inform its decisions on executive compensation arrangements, including the competitive reasonableness of the arrangements.

In consultation with Frederic W. Cook & Co., the Compensation Committee considered compensation data for the following companies for 2010: Adobe Systems Incorporated, Amazon.com Inc., AOL Inc., Apple Inc., eBay Inc., Electronic Arts Inc., EMC Corporation, Expedia, Inc., Google Inc., IAC/InterActiveCorp., Intuit Inc., Juniper Networks, Inc., Microsoft Corporation, NetApp, Inc., Oracle Corporation, QUALCOMM Incorporated, SAP AG and Symantec Corporation. We refer to this group of companies as our “peer group” or our “peer companies” for 2010. The peer group for 2010 is the same as the peer group for 2009, except that Sun Microsystems, Inc. was removed from the group following its acquisition by Oracle Corporation in January 2010 and News Corp., Time Warner Inc., Viacom Inc., and The Walt Disney Company were removed from the group because the Compensation Committee determined in its judgment that these large media conglomerates were not directly comparable to the Company. AOL Inc., which was spun off from Time Warner Inc. in 2009, and Microsoft Corporation were added to the peer group for 2010.

The peer companies were selected because, in a broad sense, they have technology and/or media components of their businesses that are similar to the Company’s business, they generally compete with the Company for talent, and they share similar market capitalization or other financial characteristics with the Company. However, given the breadth of the Company’s business and the rapidly changing environment in which the Company competes, it is very difficult to identify directly comparable companies. Each peer group company is comparable to the Company in certain respects or areas of our business but not others. Factors such as whether the founders run the company or outside executives have been hired also affect executive compensation comparisons among peer companies, as well as the way that the companies structure their top-management organizations. The Compensation Committee believes that the nature of our business and the environment in which we operate requires flexibility in setting compensation based on a consideration of all facts and circumstances with respect to each executive. As a result, the Compensation Committee does not base its decisions on targeting compensation to specific bench-marks against the peer group. Instead, the role of peer group compensation data is to generally inform the Compensation Committee regarding competitive pay levels.

In addition, in determining the compensation arrangements for Mr. Irving and Mr. Levinsohn upon their recruitment to the Company, the Compensation Committee considered input from Frederic W. Cook & Co. regarding their hiring inducements as well as on-going compensation packages.

Current Executive Compensation Program Elements

Base Salaries

Base salaries are designed to provide executives with a minimum fixed level of cash compensation each year. Base salaries for our Named Executive Officers are generally reviewed by the Compensation Committee on an annual basis. As noted above, base salary levels are generally intended to be consistent with competitive market base salary levels, as determined by the Compensation Committee in its judgment, but are not specifically targeted or “bench-marked” against any particular company or group of companies. The Compensation Committee sets base salaries so that the most substantial portion of the executives’ total direct compensation remains dependent on performance-based annual bonuses and long-term incentive equity awards. In setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers and assesses, among other factors, the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, salary relative to other executives in the Company, and relevant competitive data.

In February 2010, the Compensation Committee reviewed the base salaries of the Named Executive Officers (other than Messrs. Irving and Levinsohn, who joined the Company later in the year). Ms. Bartz requested that she not receive a base salary increase for 2010. The Compensation Committee determined that the base salary level for Ms. Bartz, which was negotiated and set at $1,000,000 upon her joining the Company in January 2009, was still appropriate and, consistent with Ms. Bartz’s request, would remain at that level for 2010. The Compensation Committee determined, in its judgment, that the base salary levels for each of the other executives would be increased by 5 percent (except that the base salary level for Mr. Callahan would be increased by 13 percent) to help ensure that the base salary levels for these executives remained competitive and taking into account that the executives’ base salary levels had not been increased for 2009. Mr. Callahan’s base salary increase was higher because the Compensation Committee believed that a greater increase was warranted based on its assessment of his performance, as well as its assessment of peer group and survey data for base salary levels for similar positions.

Mr. Irving’s annual base salary was set at $600,000 upon his joining the Company in May 2010, and Mr. Levinsohn’s annual base salary was set at $700,000 upon his joining the Company in November 2010. These amounts were negotiated with the executives in connection with their commencing employment with the Company.

Annual Cash Bonuses

In February 2010, the Compensation Committee approved a performance-based annual cash bonus plan for senior executives of the Company, the EIP. The EIP is intended to focus on, and reward the achievement of, short-term goals that are important to the Company. Each participant in the EIP was assigned a target bonus percentage for 2010 expressed as a percentage of the participant’s annual base salary. The aggregate bonus pool available under the EIP for 2010 equaled the aggregate amount of the participants’ target bonus opportunities (the “EIP target bonus pool”), multiplied by a factor that could range from 50 percent to 200 percent based on the Company’s actual operating income and actual revenue for 2010 in comparison with operating income and revenue targets for 2010 set by the Compensation Committee.

In structuring the EIP, the Compensation Committee determined that it would be appropriate to use operating income to measure Company performance for 2010 rather than the operating cash flow metric used under the 2009 bonus program. This determination was based on management’s decision to focus on increasing operating income to position the Company for future growth and to use operating income rather than operating cash flow as its key profitability metric for 2010. Operating income includes certain key costs such as stock-based compensation expense, depreciation and amortization not otherwise taken into account under the operating cash flow measure. In addition, the Compensation Committee added the revenue component to the EIP for 2010 in order to create an additional incentive to drive growth through revenue generation. However, as described below, revenue generation was balanced with the principal goal of increased operating income, as exceeding the revenue target would not result in increased bonuses if the Company’s operating income target for 2010 was not satisfied.

The amount of the EIP bonus pool for 2010 was calculated by multiplying the EIP target bonus pool by a percentage (the “EIP Funding Percentage”) determined as follows:

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If the Company’s operating income for 2010 was less than the operating income target for 2010 set by the Compensation Committee, the EIP Funding Percentage would be 100 percent minus 2.5 percent for every 1 percent (or fraction thereof) that the operating income was less than the operating income target. For example, if the operating income was 1.5 percent less than the operating income target, the EIP Funding Percentage would 96.25 percent. The Company’s revenue for 2010 would not be taken into account for these purposes if the operating income was less than the operating income target.

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If the Company’s operating income for 2010 was equal to or exceeded the operating income target for 2010, the EIP Funding Percentage would be 100 percent plus 1 percent for every 1 percent (or fraction thereof) that the operating income was greater than the operating income target. For example, if the operating income exceeded the operating income target by 1.5 percent, the EIP Funding Percentage would be 101.5 percent (before giving effect to any adjustment for revenue performance as described below). The percentage (if any) by which the operating income for 2010 exceeded the operating income target is referred to as the “Incremental Bonus Pool Allocation.”

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If both the Company’s operating income for 2010 and the Company’s revenue for 2010 exceeded the targets established by the Compensation Committee, the Incremental Bonus Pool Allocation would be increased as follows:

¡	If the Company’s revenue exceeded the revenue target by less than 3 percent, the Incremental Bonus Pool Allocation would be multiplied by 1.5.

¡	If the Company’s revenue exceeded the revenue target by at least 3 percent but less than 5 percent, the Incremental Bonus Pool Allocation would be multiplied by 2.

¡	If the Company’s revenue exceeded the revenue target by at least 5 percent, the Incremental Bonus Pool Allocation would be multiplied by 2.5.

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For example, if the Company’s operating income for 2010 exceeded the operating income target by 3 percent and the Company’s revenue for 2010 exceeded the revenue target by 4 percent, the EIP Funding Percentage would be 106 percent (with the Incremental Bonus Pool Allocation based on operating income being 3 percent and the multiplier based on revenue being 2).

•	In no event, however, would the EIP Funding Percentage be less than 50 percent or more than 200 percent.

The operating income target for 2010 set by the Compensation Committee was $630 million, and the revenue target for 2010 set by the Compensation Committee was $6.625 billion. These goals were consistent with the Company’s operating plan presented by management to the Board of Directors in early 2010. After the end of the year, the Compensation Committee determined that the Company’s operating income for 2010 for purposes of the EIP (adjusted as described below) was $748 million, and the Company’s revenue for 2010 (adjusted as described below) was $6.548 billion. The Company’s operating income and revenue under the EIP for 2010 based on the Company’s 2010 income from operations and revenue reported in its financial statements was adjusted in accordance with the EIP to account for events not contemplated by the Compensation Committee in setting the performance targets. Specifically, adjustments were made to mitigate the financial statement impact of transaction costs related to acquisitions and divestitures, restructuring charges (net of stock-based compensation expense and non-cash items), and certain costs and changes in revenue presentation related to the Search Agreement.

Applying the EIP Funding Percentage methodology described above to the Company’s actual results for 2010, the EIP Funding Percentage was 119 percent of the target bonus pool. The Compensation Committee, however, exercised its discretion to reduce the bonus pool and set the EIP Funding Percentage at 110 percent of the target bonus pool. Consistent with the collaborative effort that was required not only by the Named Executive Officers, but of the Company’s management team generally in 2010, the Compensation Committee determined that the EIP Funding Percentage should be reduced to 110 percent (instead of 119 percent) because the Company funded the Company’s management incentive bonus plan (applicable to members of management below the level of senior vice president) for 2010 at 110 percent. In addition, because certain Company costs during 2010 were lower than originally anticipated, the Compensation Committee’s judgment was that the 110 percent funding percentage was, in its subjective view, more consistent with the Company’s actual operating performance for 2010.

Under the EIP, an individual participant’s bonus for 2010 was based 70 percent on the Company performance relative to the targets as described above and 30 percent on individual performance as described below. The Compensation Committee also has discretion, if it should determine a downward bonus adjustment to be appropriate, to reduce the amount of an executive’s total bonus from the level otherwise provided for under the EIP.

The individual performance component of a participant’s bonus under the EIP is determined by the Compensation Committee with respect to the Company’s executive officers and by management with respect to the other participants in the EIP. Factors considered by the Compensation Committee in determining the individual performance component include achievement of strategic operating objectives (which are noted below), and, for Named Executive Officers other than the Chief Executive Officer, the general recommendations and performance evaluations of the Chief Executive Officer. The members of the Compensation Committee also interact with all of the Named Executive Officers throughout the year and form their own views on the executives’ performance throughout the year, which helps inform their assessments of the Named Executive Officers’ individual performance. Ms. Bartz became CEO at the beginning of 2009, and 2009 and 2010 were both years of significant change for the Company requiring strong collaborative efforts and leadership across the senior management team to increase operating income and position the Company for growth. To achieve these goals, the management team focused on assembling a strong leadership team; reinventing our technology platforms to enable faster and more efficient innovation; streamlining operations to achieve significant cost savings; investing in products that drive meaningful user engagement and discontinuing or divesting products that do not; and executing on the Search Agreement.

The Compensation Committee determined, with input from Ms. Bartz and in light of the collaborative effort that was required in 2010 to position the Company for future growth, that each of the Named Executive Officers should receive the same percentage of his or her EIP target bonus based on the strong overall performance by the management team. In light of the collaborative effort and strong contributions of the Named Executive Officers, the Compensation Committee determined that each Named Executive Officer’s bonus would be 110 percent of his or her target bonus, consistent with the 110 percent EIP Funding Percentage and the funding percentage for the Company’s management incentive bonus plan for 2010.

The table below provides the target bonus for each Named Executive Officer who participated in the EIP for 2010 and the executive’s final bonus amount. Mr. Levinsohn and Mr. Balogh did not participate in the EIP for 2010, as Mr. Levinsohn joined the Company in November 2010 and Mr. Balogh left the Company in July 2010.

	Target Bonus as a Percentage of Base Salary(1)	Target Bonus	Final EIP Bonus
Carol Bartz	200%	$2,000,000	$2,200,000
Timothy R. Morse	100%	$525,000	$577,500
Blake Irving(2)	100%	$376,438	$414,082
Michael J. Callahan	75%	$356,250	$391,875
Hilary Schneider	100%	$630,000	$693,000

(1)	Target bonus amounts were determined by the Compensation Committee, in its judgment, to be appropriate based on each executive’s experience and position, and general competitive practices.

(2)	Mr. Irving’s bonus opportunity for 2010 under the EIP was prorated to reflect the commencement of his employment with the Company in May 2010.

Mr. Irving received a $250,000 signing bonus in connection with the commencement of his employment with the Company in May 2010, and Mr. Levinsohn received a $500,000 signing bonus in connection with the commencement of his employment with the Company in November 2010. These bonuses were negotiated with the executives to induce them to accept employment with the Company and, in Mr. Levinsohn’s case, to help compensate him for certain benefits from his former employer that he forfeited as a result of accepting employment with the Company.

Long-Term Incentive Equity Awards

The Company relies on long-term incentive equity awards as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of our Company. The Company makes annual grants of stock options, as well as time-based and performance-based vesting restricted stock unit awards, to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of the Company, and, through staggered grants with extended time-based vesting requirements, to enhance long-term retention.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to the Company. The Compensation Committee also considers, in its decision-making process, the executive’s historic total compensation, including prior equity grants and value realized from those grants, as well as the number and value of shares owned by the executive, the number and value of shares which continue to be subject to vesting under outstanding equity grants previously made to such executive, the quantity and type of equity incentives held by each executive relative to the other executive officers’ equity positions and their tenure, responsibilities, experience and value to the Company. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Stock Options. The Company makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. As a result, the Named Executive Officers will only realize actual, delivered compensation value if our shareholders realize value through stock price appreciation after the date of grant of the options. The stock options also function as a retention incentive for our executives as they generally vest in installments over a period of three or four years after the date of grant.

Restricted Stock Units. The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted stock units that are subject to performance-based and/or time-based vesting requirements. Performance-based restricted stock units vest if certain performance goals established by the Compensation Committee are met and are thus designed to maximize the Company’s performance for a particular period. Performance-based restricted stock units are also subject to long-term vesting requirements based on the executive’s continued employment with the Company. Time-based units that vest only if the executive continues employment with the Company provide a more predictive value and thus have value as a retention incentive. Vested performance-based and time-based restricted stock units are payable in shares of our common stock and thus, in each case, further link recipients’ interests with those of our shareholders. Under customary grant-date valuation principles, the grant-date value of a stock option is generally less than the grant-date value of a restricted stock unit covering an equal number of shares. Thus, fewer restricted stock units can be awarded (when compared with stock options) to convey the same grant-date value for these purposes. The Compensation Committee considers these distinctions, in its judgment, to help minimize the dilutive effects of the awards on the Company’s shareholders generally.

2010 Annual Grants. In February 2010, the Compensation Committee approved grants of stock options and time-based and performance-based restricted stock units to each of the Named Executive Officers (other than Messrs. Irving and Levinsohn, who joined the Company after the awards were granted). In determining the levels for these grants, the Compensation Committee considered the factors identified above in this “Long-Term Incentive Equity Awards” section in its judgment.

The awards of stock options and time-based restricted stock units granted to the Named Executive Officers in February 2010 are scheduled to vest over a four-year period. The performance-based restricted stock unit awards are generally scheduled to vest over a three-year period, with the vesting in each case being contingent on the Company’s achievement of performance goals established by the Compensation Committee and on the executive’s continued employment with the Company through the third-anniversary of the grant date. Each executive was granted two types of performance-based restricted stock unit awards, as described below.

The vesting of the first type of performance-based restricted stock unit award is determined on a sliding scale based on the Company’s total shareholder return over the three-year period following the grant date relative to the total shareholder returns for the NASDAQ-100 Index companies for that same period. The three-year performance period for these awards will end February 25, 2013. The following chart shows the percentage of the “target” number of restricted stock units subject to an executive’s award that will vest based on the Company’s total shareholder return percentile ranking for the performance period against the NASDAQ-100 Index companies:

The Company’s Total Shareholder Return Percentile Ranking	Percentage of “Target” Shares Vesting
90th or higher	200%
75th	150%
55th	100%
35th	50%
Below 35th	0%

Thus, the value of these grants to the award holders is directly linked to the Company’s return to its shareholders for the three-year performance period.

For the second type of performance award, the vesting of the restricted stock units is contingent on the Company’s achievement of annual financial performance goals established by the Compensation Committee and on the executive’s continued employment through February 25, 2013. (This second type of performance award is referred to as an “AFP Award.”) The AFP Awards granted in 2009 and 2010 consisted of three different annual performance measurement periods (the year of the grant, the year following the year in which the grant is made, and the second year following the year in which the grant is made). As noted in the Summary Compensation Table on page 50 and as reflected in the Grants of Plan-Based Awards table on page 52, the annual financial performance targets with respect to each of the three performance periods applicable to these awards are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the 2010 compensation data reported in the Summary Compensation Table and the Grants of Plan-Based Awards table reflects one-third of the 2009 AFP Awards, and one-third of the 2010 AFP Awards, that are held by a Named Executive Officer (in each case, the one-third portion of the award that relates to 2010 performance). By structuring these awards with annual performance periods, the Compensation Committee retains flexibility to set, at the beginning of each new performance year, goals and targets that it determines to be appropriate for that year.

For each executive, the grant-date fair value of the stock options, the time-based restricted stock units and the two types of performance-based restricted stock units each comprised approximately 25 percent of the aggregate grant-date value (determined using customary grant-date valuation principles, except that the Compensation Committee considers, for this purpose, the entire grant-date value of AFP Awards granted in that particular year as opposed to, as noted above, the approach the Company must take for accounting purposes where the portion of an AFP Award that relates to performance targets established for a particular year is deemed to be granted in that year) of the executive’s entire award. The Compensation Committee believes this mixture of options and time- based and performance-based vesting restricted stock units provides an appropriate combination of incentives and is consistent with the practices of the peer companies considered by the Compensation Committee.

For the portion of the AFP Awards granted in 2010 eligible to vest based on Company performance in 2010, the Compensation Committee determined the executive would be credited with a number of restricted stock units based on the Company’s operating income and revenue for 2010 using the same performance targets and methodology described above for the EIP (except that the 50 percent minimum funding percentage under the EIP would not apply to these awards). The Compensation Committee determined that it was appropriate to align the 2010 performance methodology applicable to its performance-based long-term incentive equity awards (including the portions of the 2009 AFP Awards that vest with respect to 2010 performance, as noted below) with the EIP performance metrics (operating income and revenue) given the emphasis placed by management on improving the Company’s operating income in 2010 to better position the Company for future growth. The Compensation Committee believed the revenue metric applicable to these awards would create an additional incentive to drive growth through revenue generation. However, as with the EIP, revenue generation was balanced with the principal goal of increased operating income, as exceeding the revenue target would not result in increased payouts if the Company’s operating income target for 2010 was not satisfied.

The Company’s operating income and revenue for purposes of the AFP Awards were determined in the same manner as determined for the EIP as described above. For purposes of the 2010 AFP Awards, the Company’s 2010 operating income exceeded the target level by 18.7 percent and the Company’s 2010 revenue was below the target level (in each case, applying the same 2010 targets discussed above with respect to the EIP and after giving effect to the adjustments described above with respect to the EIP). Except for the specific adjustments contemplated by the terms of the AFP Awards, the Committee did not otherwise have discretion to adjust the performance-based vesting formula applicable to these awards. Applying the methodology described above, 119 percent of the units eligible to vest based on 2010 performance were credited to the executive holding the award and will vest if the executive’s employment with the Company continues through the third anniversary of the grant date.

2009 Annual Grants that Vest Based on 2010 Performance. As described in more detail in the proxy statement for our 2010 annual meeting, a portion of our long-term incentive equity awards granted to the Named Executive Officers in 2009 consisted of AFP Awards. As noted above and in the Summary Compensation Table on page 50, and as reflected in the Grants of Plan-Based Awards table on page 52, the annual financial performance targets with respect to each of the three performance periods applicable to these awards (2009, 2010, and 2011) are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the 2010 compensation data reported in the Summary Compensation Table and the Grants of Plan-Based Awards table reflects one-third of each of these 2009 AFP Awards that is held by a Named Executive Officer (the one-third portion of the award that relates to 2010 performance). The Compensation Committee determined, as to the 2010 performance period under each of these awards, that performance would be based on the same 2010 goals and methodology discussed above with respect to the 2010 AFP Awards. Accordingly, and consistent with the 2010 portion of the 2010 AFP Awards, 119 percent of the units eligible to vest based on 2010 performance under the 2009 AFP Awards were credited to the executive holding the award and will vest if the executive’s employment with the Company continues through the third anniversary of the grant date.

New Hire Grants. In July 2010, the Compensation Committee approved the grant of 400,000 stock options and 125,000 time-based vesting restricted stock units to Mr. Irving in connection with his commencing employment with the Company. The Compensation Committee also approved the grant of 400,000 stock options and 175,000 time-based vesting restricted stock units to Mr. Levinsohn in January 2011 in connection with his commencing employment with the Company. These grants were negotiated with Messrs. Irving and Levinsohn, respectively, in connection with their joining the Company and determined based on their respective experience and qualifications, as well as their expected responsibilities with the Company. Since Mr. Levinsohn’s awards were granted in 2011, they will be reported in the compensation tables in the Company’s 2012 proxy statement pursuant to applicable SEC rules.

Grant Practices. The Compensation Committee has adopted procedures providing that new hire and retention equity awards may be made to employees, including executive officers, by the Compensation Committee only at regularly scheduled meetings on or around the 25th of each month except March, June, September and December. This schedule is designed so that awards are not granted during the period commencing on the first day of the last month of each quarter and ending two business days after the Company’s quarterly earnings release.

The Company does not have any program, plan or practice to time the grant of equity-based awards to our executives in coordination with the release of material non-public information. All equity grants are made under the Company’s stock plan, which is approved by the shareholders. The per share exercise price of stock options cannot be less than the closing sale price of the Company’s common stock on the grant date.

Severance and Change in Control Severance Benefits

The Company maintains two change-in-control severance plans (the “Change-in-Control Severance Plans”) that together cover all full-time employees of the Company, including each of the Named Executive Officers.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty regarding the continued employment of our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain the Company’s employees, maintain a stable work environment and provide certain economic benefits to the employees in the event their employment is actually or constructively terminated in connection with a change in control of the Company. The material terms of the Change-in-Control Severance Plans are described below in the section entitled “Potential Payments upon Termination or Change in Control.”

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that there must be both a change in control of the Company and a termination of the participant’s employment in the circumstances described above. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid. The Board has the ability, subject to certain limitations, to terminate or amend the plans prior to a change in control.

Under her employment agreement, Ms. Bartz would be entitled to severance benefits in the event of a termination of her employment by the Company without cause or by her for good reason, or due to her death or disability. These benefits were negotiated with Ms. Bartz at the time of her commencing employment with the Company in 2009. The Compensation Committee determined that it is appropriate to provide Ms. Bartz with severance benefits under these circumstances in light of her position with the Company and general competitive practices.

Under their offer letters with the Company, Messrs. Morse and Irving would each be entitled to accelerated vesting of a portion of their initial awards of time-based vesting restricted stock units on a termination of the executive’s employment by the Company without cause prior to the third anniversary of the grant date of the award. The Compensation Committee determined that these severance benefits were appropriate to induce each of these executives to accept the Company’s employment offers and, with respect to Mr. Morse, to compensate him for the value of equity awards from his former employer that he forfeited by accepting such employment.

Recipients of long-term incentive equity awards are also entitled to limited severance protections with respect to awards granted prior to the applicable severance event. The Compensation Committee determined that these protections are consistent with general competitive practices and help maximize the retention benefits to the Company of the awards.

As described below, the Compensation Committee approved additional severance arrangements in February 2011 for each of the Named Executive Officers (other than Ms. Bartz) who are currently serving as executive officers of the Company.

Material Compensation Committee Actions After Fiscal 2010

In February 2011, the Compensation Committee approved the Company’s entering into agreements with the Company’s executive officers (including each of the Named Executive Officers other than Ms. Bartz, Ms. Schneider and Mr. Balogh) to provide severance benefit protections to these executives should their employment terminate in certain circumstances (each a “Severance Agreement”). The Compensation Committee believed that providing the Company’s executives protection against a termination of employment by the Company without “cause” was consistent with competitive practices, would help retain the Company’s executives, maintain a stable work environment and, by adopting uniform terms as reflected in the individual Severance Agreements, help provide consistency in treatment among executives.

Under each Severance Agreement, in the event that the Company terminates the executive’s employment without cause (as defined in the agreement), the executive would generally be entitled to receive cash severance equal to (1) the executive’s base salary for 12 months, (2) the executive’s annual target bonus for the year in which the termination notice is provided, and (3) a prorated portion of the annual bonus the executive would have received for the year in which the termination notice is provided (or, if less, the executive’s target bonus for such year) based on the number of months the executive was actively employed with the Company during the year. The executive would also be entitled to payment by the Company of an amount equal to the executive’s COBRA premiums for up to 12 months following termination. In addition, the Severance Agreement provides that if an executive’s employment terminates and the executive is entitled to severance as described above, then:

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any portion of the executive’s outstanding stock options and time-based restricted stock unit awards granted prior to the date of the Severance Agreement that is scheduled to vest within six months following such a termination of the executive’s employment will vest on the termination date; and

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the executive’s outstanding restricted stock unit awards granted prior to the date of the Severance Agreement that vest based on the Company’s achievement of annual financial goals will vest as to any stock units credited under the award based on Company performance for any year prior to the year in which the termination occurs, and if the executive is employed with the Company for at least six months of the year in which the termination occurs, the award will vest as to a prorated portion of the stock units that would have been credited under the award based on the Company’s performance for that year.

In each case, the executive’s right to receive the severance benefits described above is contingent on the executive’s executing and not revoking a release of claims in favor of the Company and complying with the executive’s obligations under any confidentiality or similar agreement with the Company. If an executive is entitled to benefits triggered by a termination of employment under the Change-in-Control Severance Plans (or another plan or agreement) and the executive’s Severance Agreement, the executive will be entitled to the greater benefit (but not both benefits).

Ms. Bartz’s 2009 employment agreement provides that, if the terms of any standard equity grants made to other senior executives, issued at the same time and of the same type of grants as grants to Ms. Bartz, contain terms that would be more favorable to Ms. Bartz, she should have the benefit of such terms. Accordingly, in connection with the approval of the Severance Agreements, the Compensation Committee approved a letter agreement with Ms. Bartz amending her stock option and time-based restricted stock unit award granted in 2010 to provide that, in the event the Company terminates Ms. Bartz’s employment without cause (as defined in the applicable agreements, and other than during the 12 months following a change in control), such awards will vest according to their terms, but at a minimum, any portions of the awards that are scheduled to vest within six months following the termination date will vest on the termination date.

In February 2011, the Compensation Committee also approved revisions to the EIP for 2011 and grants to each of the Named Executive Officers (other than Ms. Schneider and Mr. Balogh) of stock options, time-based restricted stock unit awards and AFP Awards. All of the performance-based vesting restricted stock units granted to executives in 2011 were AFP Awards. No portion of the awards vest based on the Company’s relative total shareholder return. The Compensation Committee believed that it was appropriate at this time to enhance the focus on the achievement of the annual financial objectives of the Company with regard to future growth. The Compensation Committee determined that the Company’s operating margin and revenue growth rate for 2011 (excluding in each case traffic acquisition costs) would be used for purposes of determining the funding of the 2011 EIP bonus pool and the crediting of stock units under the 2011 AFP Awards, as well as the portions of the 2009 and 2010 AFP Awards that relate to 2011 performance. The equity awards granted to the executives in February 2011 include the severance protections described above.

Stock Ownership Policy

As described above, the Company believes that in order to align the interests of our executive officers with those of our shareholders, executive officers should have a financial stake in the Company. In February 2011, the Company revised its policy to increase the minimum stock ownership levels its executives are expected to meet. The revised policy provides that the Chief Executive Officer should own Company common stock with a value of at least six times his or her base salary, and each of the Executive Vice Presidents should own Company common stock with a value of at least two and one-half times the executive’s base salary. Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. The executives covered by the policy are expected to be in compliance with the ownership levels above by February 2016.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and certain of its other executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). The Company believes that the realized gains on nonqualified stock options at the time of exercise are fully deductible under the terms of the Company’s shareholder-approved stock plan. In addition, the Compensation Committee generally structures performance-based grants of restricted stock units to qualify for deductibility in accordance with 162(m). The Compensation Committee may, however, from time to time approve compensation arrangements for our executive officers that may not satisfy the requirements of Section 162(m). For example, the EIP includes a payment floor that will result in minimum bonus payouts, even if the relevant performance goals are not achieved, for those participants who remain employed through the time of the bonus payouts. The Company’s annual cash bonuses under the EIP do not satisfy the requirements of Section 162(m) in light of this minimum payout provision. The Compensation Committee, however, believes that the minimum payout provision is an important feature of the EIP to help ensure short-term retention.

Compensation Committee Report

The Compensation and Leadership Development Committee (the “Compensation Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis Section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis Section be included in this proxy statement.

Compensation and Leadership Development

Committee of the Board of Directors

Arthur H. Kern (Chair)

Susan M. James

Brad D. Smith

Gary L. Wilson

Summary Compensation Table—2008–2010

The following table presents 2008, 2009 and 2010 compensation information for each of the Named Executive Officers for the years they were executive officers of the Company. Amounts shown under the headings “Stock Awards” and “Option Awards” in the table below present the aggregate grant date fair value of awards made each year (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2010, see “Option Exercises and Stock Vested—2010” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Carol Bartz	2010	1,000,000	0	6,626,995	2,114,474	2,200,000	N/A	5,365	11,946,834
Chief Executive Officer	2009	969,872	0	12,974,722	29,169,334	1,500,000	N/A	2,615,345	47,229,273

Timothy R. Morse	2010	518,750	0	1,318,926	480,558	577,500	N/A	4,365	2,900,099
Executive Vice President and Chief Financial Officer	2009	251,923	500,000	2,550,000	2,493,120	375,000	N/A	150	6,170,193

Blake Irving(6)	2010	375,000	250,000	1,768,750	1,742,000	414,082	N/A	84,515	4,634,347
Executive Vice President and Chief Product Officer

Ross Levinsohn(7)	2010	90,152	500,000	0	0	0	N/A	25,536	615,688
Executive Vice President, Americas

Michael J. Callahan	2010	461,250	0	1,359,851	420,488	391,875	N/A	4,365	2,637,829
Executive Vice President, General Counsel and Secretary	2009	420,000	0	1,368,766	1,895,656	236,250	N/A	4,377	3,925,049
	2008	405,000	157,500	0	0	N/A	N/A	4,175	566,675

Hilary Schneider(8)	2010	622,500	0	1,524,768	480,558	693,000	N/A	4,365	3,325,191
Former Executive Vice President, Yahoo! Americas	2009	600,000	663,333	1,368,766	2,175,276	450,000	N/A	4,400	5,261,775

Aristotle Balogh(9)	2010	285,607	0	1,850,275	576,679	0	N/A	204,038	2,916,599
Former Executive Vice President, Products and Chief Technology Officer	2009 2008	550,000 475,000	0 375,000	1,779,193 4,938,500	2,604,157 3,093,065	412,500 N/A	N/A N/A	238,401 369,886	5,584,251 9,251,451

(1)	As required by SEC rules, amounts in the column “Stock Awards” present the aggregate grant date fair value of restricted stock unit awards made each year computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2010 Form 10-K.

(2)

As described in the “Compensation Discussion and Analysis” above, the vesting of some of the performance-based restricted stock units awarded in 2010 is subject in part to the Company’s achievement of certain financial performance goals during each of 2010, 2011 and 2012, and the vesting of some of the performance-based restricted stock units awarded in 2009 is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011. The annual financial performance targets are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the “Stock Awards” column above reflects the grant date fair values of the one-third of the total number of restricted stock units subject to each such award that were eligible to vest based on the Company’s financial performance in the applicable year, calculated based on the probable outcome (determined as of the grant date of the tranche for accounting purposes)

of the performance-based condition applicable to the grant. The following tables present the aggregate grant date fair value of each tranche of these awards both (a) based on the probable outcome (determined as of the grant date of the tranche for accounting purposes) of the performance-based condition (i.e., assuming that the performance target established for the year would be achieved) and (b) assuming that the highest level of performance condition would be achieved.

	2010 Annual Financial Performance-Based Restricted Stock Unit Awards
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Carol Bartz	2010	727,608	1,455,217
Timothy R. Morse	2010	165,354	330,708
Blake Irving	2010	N/A	N/A
Ross Levinsohn	2010	N/A	N/A
Michael J. Callahan	2010	144,678	289,357
Hilary Schneider	2010	165,354	330,708
Aristotle Balogh	2010	198,425	396,850

	2009 Annual Financial Performance-Based Restricted Stock Unit Awards
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Carol Bartz	2010	823,316	1,646,631
	2009	674,211	1,348,422
Timothy R. Morse	2010	N/A	N/A
	2009	N/A	N/A
Blake Irving	2010	N/A	N/A
	2009	N/A	N/A
Ross Levinsohn	2010	N/A	N/A
	2009	N/A	N/A
Michael J. Callahan	2010	205,842	411,683
	2009	168,563	337,126
Hilary Schneider	2010	205,842	411,683
	2009	168,563	337,126
Aristotle Balogh	2010	267,564	535,127
	2009	219,107	438,214

(3)	As required by SEC rules, amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For information on the valuation assumptions used in these computations, refer to Note 11—”Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2010 Form 10-K.

(4)	Amounts for 2009 and 2010 represent bonuses under the Company’s EIP earned in the specified year and paid the following year. The Company did not maintain a non-equity incentive plan (as defined by the SEC) for executive officers during 2008.

(5)	Amounts presented in the “All Other Compensation” column for 2010 include: for Ms. Bartz, Company contributions under the Company’s 401(k) plan of $4,125, a matching payment of $1,000 to a charity designated by Ms. Bartz under the Company-sponsored charitable award program open to all U.S. employees and directors, and group term life insurance premiums valued at $240; for Mr. Morse, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; for Mr. Irving, payment of a commuting allowance of $84,375 under the terms of his employment letter agreement, and group term life insurance premiums valued at $140; for Mr. Levinsohn, payment of $25,000 in attorney’s fees under the terms of his employment letter agreement, Company contributions under the Company’s 401(k) plan of $516, and group term life insurance premiums valued at $20; for Mr. Callahan, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; for Ms. Schneider, Company contributions under the Company’s 401(k) plan of $4,125, and group term life insurance premiums valued at $240; and for Mr. Balogh, an aggregate payment of $106,616 in connection with his relocation to the Sunnyvale, California area (as well as reimbursement of $86,676 for taxes incurred in connection therewith), a payment of $10,607 upon termination of his employment for accrued vacation and floating holidays, and group term life insurance premiums valued at $140.

(6)	Mr. Irving’s employment with the Company commenced on May 17, 2010. Pursuant to his employment letter agreement described below he received a sign-on bonus of $250,000.

(7)	Mr. Levinsohn’s employment with the Company commenced on November 15, 2010. Pursuant to his employment letter agreement described below he received a sign-on bonus of $500,000 (which was paid in 2010) and new-hire stock awards and option awards (which were granted in 2011 and, in accordance with SEC rules, are not included in the table above as 2010 compensation).

(8)	Ms. Schneider was an executive officer of the Company until November 15, 2010 and an employee of the Company until April 29, 2011.

(9)	Mr. Balogh’s employment with the Company ended on July 2, 2010.

Grants of Plan-Based Awards—2010

The following table presents all plan-based awards granted to the Named Executive Officers during fiscal year 2010. For a description of these awards, see “Compensation Discussion and Analysis,” above and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below. Amounts shown under the heading “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant date fair value of the awards (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, realized by each Named Executive Officer upon vesting or exercise of equity awards in 2010, see “Option Exercises and Stock Vested—2010,” below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Carol Bartz
Annual Bonus Opportunity	2/25/10	1,000,000	2,000,000	4,000,000							N/A
Stock Options	2/25/10								462,180	15.24	2,114,474
Restricted Stock Units	2/25/10							143,230			2,182,825
Performance Units (AFP)—2010 tranche of 2010 award(5)	2/25/10				23,871	47,743	95,486				727,608
Performance Units (AFP)—2010 tranche of 2009 award(6)	2/25/10				27,011	54,023	108,046				823,316
Performance Units (TSR)	2/25/10				71,615	143,230	286,460				2,893,246
Timothy R. Morse
Annual Bonus Opportunity	2/25/10	262,500	525,000	1,050,000							N/A
Stock Options	2/25/10								105,040	15.24	480,558
Restricted Stock Units	2/25/10							32,550			496,062
Performance Units (AFP)—2010 tranche of 2010 award(5)	2/25/10				5,425	10,850	21,700				165,354
Performance Units (TSR)	2/25/10				16,275	32,550	65,100				657,510
Blake Irving
Annual Bonus Opportunity(7)	7/26/10	188,219	376,438	752,876							N/A
Stock Options	7/26/10								400,000	14.15	1,742,000
Restricted Stock Units	7/26/10							125,000			1,768,750
Ross Levinsohn(8)
Michael J. Callahan
Annual Bonus Opportunity	2/25/10	178,125	356,250	712,500							N/A
Stock Options	2/25/10								91,910	15.24	420,488
Restricted Stock Units	2/25/10							28,480			434,035
Performance Units (AFP)—2010 tranche of 2010 award(5)	2/25/10				4,746	9,493	18,986				144,678
Performance Units (AFP)—2010 tranche of 2009 award(6)	2/25/10				6,753	13,507	27,013				205,842
Performance Units (TSR)	2/25/10				14,240	28,480	56,960				575,296
Hilary Schneider
Annual Bonus Opportunity	2/25/10	315,000	630,000	1,260,000							N/A
Stock Options	2/25/10								105,040	15.24	480,558
Restricted Stock Units	2/25/10							32,550			496,062
Performance Units (AFP)—2010 tranche of 2010 award(5)	2/25/10				5,425	10,850	21,700				165,354
Performance Units (AFP)—2010 tranche of 2009 award(6)	2/25/10				6,753	13,507	27,013				205,842
Performance Units (TSR)	2/25/10				16,275	32,550	65,100				657,510
Aristotle Balogh(9)
Annual Bonus Opportunity	2/25/10	287,500	575,000	1,150,000							N/A
Stock Options	2/25/10								126,050	15.24	576,679
Restricted Stock Units	2/25/10							39,060			595,274
Performance Units (AFP)—2010 tranche of 2010 award(5)	2/25/10				6,510	13,020	26,040				198,425
Performance Units (AFP)—2010 tranche of 2009 award(6)	2/25/10				8,778	17,557	35,113				267,564
Performance Units (TSR)	2/25/10				19,530	39,060	78,120				789,012

(1)	Amounts represent bonus opportunities under the Company’s EIP. Each participant in the EIP is assigned a target bonus each year. For 2010, the EIP provided that the bonus pool available under the EIP would equal the aggregate amount of the participants’ target bonus opportunities, multiplied by a factor (the “Funding Percentage”) that may range from a minimum of 50 percent to a maximum of 200 percent based on Yahoo!’s operating income and revenue (each as defined in the EIP) for 2010. The actual EIP bonuses received by the Named Executive Officers for 2010 are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Threshold EIP payments shown above reflect the minimum Funding Percentage applied to each participant’s target bonus. Under the EIP, 70 percent of such amount is paid out to the participant based on the Company’s performance, and the remainder of the participant’s bonus is determined based on the participant’s individual performance.

(3)	Maximum EIP payments shown above reflect the maximum Funding Percentage applied to each participant’s target bonus. The EIP does not provide a maximum limit on individual bonuses, except that in no event will the total amount of bonuses paid under the EIP for a particular year exceed the aggregate bonus pool for that year.

(4)	As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option or vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, see Note 11—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2010 Form 10-K.

(5)	The vesting of these restricted stock units awarded in 2010 is subject in part to the Company’s achievement of certain financial performance goals during each of 2010, 2011 and 2012. The annual financial performance targets are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the table above presents the one-third of the total number of restricted stock units subject to such award that were eligible to vest based on the Company’s financial performance goal established for 2010 (with the “Grant Date” in the table above being the grant date of the tranche for accounting purposes).

(6)	The vesting of these restricted stock units, awarded in 2009 and amended in 2010, is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010 and 2011. The annual financial performance targets are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, the table above presents the one-third of the total number of restricted stock units subject to such award that were eligible to vest based on the Company’s financial performance goal established for 2010.

(7)	Mr. Irving’s target bonus under the EIP is pro-rated to reflect his mid-year hire date.

(8)	Mr. Levinsohn’s employment with the Company commenced on November 15, 2010. Because executives joining the Company after October 1 of a particular year are not eligible for a cash bonus under the EIP for that year, Mr. Levinsohn did not participate in the EIP for 2010. Mr. Levinsohn received new-hire stock awards and option awards in February 2011, which, in accordance with SEC rules, are not included in the table above as 2010 awards.

(9)	Each of the equity awards granted to Mr. Balogh reported in the table above terminated in connection with his leaving the Company in July 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In January 2009, the Company entered into an employment agreement with Ms. Bartz, our Chief Executive Officer. The initial term of the agreement is four years and may be extended by mutual agreement thereafter. The agreement provides that Ms. Bartz will receive a starting annual base salary of $1,000,000, subject to annual review for increases, and will be eligible to receive an annual bonus with a target amount of 200 percent of base salary and a maximum amount of two times the target amount. The actual amount of the annual bonus will be determined by the Compensation Committee based upon the performance of both the Company and Ms. Bartz for the relevant year. Provisions of Ms. Bartz’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under “—Equity-Based Awards” and “Potential Payments Upon Termination or Change in Control—Bartz Employment Agreement and Equity Awards,” respectively.

In June 2009, the Company entered into an employment letter agreement with Mr. Morse, our Executive Vice President and Chief Financial Officer. The agreement provides for a starting annual base salary of $500,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement is for at-will employment and does not provide a specified term.

In May 2010, the Company entered into an employment letter agreement with Mr. Irving, our Executive Vice President and Chief Product Officer. The agreement provides for a starting annual base salary of $600,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement also provides for Mr. Irving to receive a signing bonus of $250,000. In lieu of relocation benefits, the agreement provides for a commuting allowance of $11,250 per month. The agreement also provides for an award of 400,000 stock options and 125,000 restricted stock units, which were granted on July 26, 2010. The agreement is for at-will employment and does not provide a specified term.

In October 2010, the Company entered into an employment letter agreement with Mr. Levinsohn, our Executive Vice President, Americas. The agreement provides for a starting annual base salary of $700,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary. The agreement also provides for Mr. Levinsohn to receive a signing bonus of $500,000 and reimbursement of attorney’s fees up to $25,000 in connection with review of the agreement. The agreement also provides for an award of 400,000 stock options and 175,000 restricted stock units, which were granted on January 28, 2011. The agreement is for at-will employment and does not provide a specified term.

In August 2006, the Company entered into an employment letter agreement with Ms. Schneider, our former Executive Vice President, Yahoo! Americas. The agreement provided for a starting annual base salary of $450,000, subject to annual review, and a target annual cash bonus equal to 100 percent of her base salary. The agreement was for at-will employment and did not provide a specified term. In October 2010, the Company entered into a separation agreement with Ms. Schneider, as described below.

Equity-Based Awards

Each of the equity-based awards reported in the “Grants of Plan-Based Awards—2010” table was granted under, and is subject to, the terms of our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 1995 Stock Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 1995 Stock Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Stock Options. In February 2010, each of the Named Executive Officers (other than Messrs. Irving and Levinsohn) was granted a stock option as part of the Company’s 2010 annual grant process. Each of these February 2010 options is scheduled to vest in four equal annual installments following the date of grant. In July 2010, Mr. Irving was granted a stock option in connection with his commencing employment with the Company. This option is scheduled to vest as to 25 percent of the option on the first anniversary of Mr. Irving’s start date and as to the remaining 75 percent of the option in six semi-annual installments over the three-year period thereafter. Each of the options granted to the Named Executive Officers in 2010 has a per-share exercise price equal to the closing price of our common stock on the grant date and a maximum term of seven years.

Time-Based Stock Awards. In February 2010, each of the Named Executive Officers (other than Messrs. Irving and Levinsohn) was granted an award of restricted stock units. Each of these awards is scheduled to vest in annual installments on each of the first four anniversaries of the grant date. In July 2010, Mr. Irving was granted an award of restricted stock units in connection with his commencing employment with the Company. The award is scheduled to vest as to 100 percent of the restricted stock units on the third anniversary of the grant date. Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date.

Performance-Based Stock Awards. In February 2010, each of the Named Executive Officers (other than Messrs. Irving and Levinsohn) was granted two awards of restricted stock units that were subject to both time-based and performance-based vesting conditions, as follows.

•	Annual Financial Performance (AFP). The first performance award provides for the executive to be credited with a number of restricted stock units based on the Company’s financial performance during each of 2010, 2011 and 2012 in relation to performance goals established at the beginning of each year by the Compensation Committee, with the total number of units credited ranging between 0 percent and 200 percent of the target number of units subject to the award depending on the Company’s performance during the three-year performance period. The stock units credited to the executive based on Company performance will vest on the third anniversary of the 2010 grant date, subject to the executive’s continued employment or service with the Company through the vesting date. As noted above, this award is treated as three separate annual grants for accounting purposes and, accordingly, only the units eligible to vest based on the Company’s financial performance for 2010 are reflected in the table above. As noted in the “Compensation Discussion and Analysis,” these February 2010 awards provided that the 2010 performance metrics applicable to these awards would be operating income and revenue and, in February 2011, the Compensation Committee provided that the 2011 performance metrics applicable to these awards would be operating margin and revenue growth rate (excluding in each case traffic acquisition costs).

•

Total Shareholder Return (TSR). The second award of performance-based restricted stock units provides that between 0 percent and 200 percent of the target number of units subject to the award will vest based on the Company’s total shareholder return over the three-year period following the grant date relative to the other companies in the NASDAQ 100 index, subject to the executive’s continued employment or service with the Company through the vesting date.

Also in February 2010, the Company and each of the Named Executive Officers (other than Messrs. Morse, Irving and Levinsohn, who did not receive February 2009 restricted stock unit awards) entered into an amendment of such Named Executive Officer’s February 2009 financial performance based restricted stock unit award. Similar to the February 2010 financial performance based restricted stock unit awards, each of these February 2009 restricted stock unit awards provides for the executive to be credited with a number of restricted stock units based on the Company’s financial performance during each of 2009, 2010 and 2011 in relation to performance goals established at the beginning of each year by the Compensation Committee, with the total number of units credited ranging between 0 percent and 200 percent of the target number of units subject to the award depending on the Company’s performance during the three-year performance period. The stock units credited to the executive based on Company performance will vest on the third anniversary of the 2009 award date, subject to the executive’s continued employment or service with the Company through the vesting date. As noted above, this award is treated as three separate annual grants for accounting purposes and, accordingly, only the units eligible to vest based on the Company’s financial performance for 2010 are reflected in the table above. As noted in the “Compensation Discussion and Analysis,” the February 2010 amendment of these awards provided that the 2010 performance metrics applicable to these awards would be operating income and revenue and, in February 2011, the Compensation Committee provided that the 2011 performance metrics applicable to these awards would be operating margin and revenue growth rate (excluding in each case traffic acquisition costs).

Each of these restricted stock unit awards is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date. For more information on the performance-based vesting requirements applicable to the restricted stock unit awards granted to the Named Executive Officers in 2010, see the “Compensation Discussion and Analysis.” Refer to the “Potential Payments upon Termination or Change in Control” section below for information on the severance and change in control provisions applicable to all equity-based awards granted to the Named Executive Officers in 2010.

Non-Equity Incentive Plan Awards

Each of the “non-equity incentive plan awards” reported in the “Grants of Plan-Based Awards—2010” table was granted under, and is subject to, the terms of our EIP. Please see the “Compensation Discussion and Analysis” above for a description of the material terms of awards granted under our EIP for 2010.

Outstanding Equity Awards at Year-End—2010

The following table presents all outstanding equity awards held by the Named Executive Officers at the end of 2010. Vesting of these awards is generally conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Carol Bartz				1,666,667	(3)	11.73	1/30/2016
	88,968	266,902	(4)			12.48	2/25/2016
		462,180	(5)			15.24	2/25/2017
								121,552	(6)	2,021,410
								104,805	(7)	1,742,907
											81,035	(8)	1,347,612
								143,230	(9)	2,381,915
								56,815	(10)	944,833
											71,615	(11)	1,190,957

Timothy R. Morse	150,000	250,000	(12)			17.00	7/27/2016
		105,040	(5)			15.24	2/25/2017
								150,000	(13)	2,494,500
								32,550	(9)	541,307
								12,912	(10)	214,727
											16,275	(11)	270,653

Blake Irving		400,000	(14)			14.15	7/26/2017
								125,000	(15)	2,078,750

Ross Levinsohn (16)

Michael J. Callahan	78,750					20.58	12/10/2013
	65,000					37.08	12/16/2014
	100,000					34.75	2/1/2015
	30,000					40.68	12/20/2012
	330,000					31.59	5/31/2013
		150,000	(17)			32.12	2/26/2014
	112,500	37,500	(18)			23.03	8/27/2014
	62,500	187,500	(4)			12.48	2/25/2016
	22,243	66,727	(4)			12.48	2/25/2016
		91,910	(5)			15.24	2/25/2017
								30,390	(6)	505,385
								26,203	(7)	435,756
											20,260	(8)	336,924
								28,480	(9)	473,622
								11,297	(10)	187,869
											14,240	(11)	236,811

Hilary Schneider (19)	425,000					24.49	10/25/2013
		75,000	(20)			32.12	2/26/2014
	112,500	37,500	(18)			23.03	8/27/2014
		225,000	(4)			12.48	2/25/2016
		66,727	(4)			12.48	2/25/2016
		105,040	(5)			15.24	2/25/2017
								50,000	(21)	831,500
								30,390	(6)	505,385
								26,203	(7)	435,756
											20,260	(8)	336,924
								32,550	(9)	541,307
								12,912	(10)	214,727
											16,275	(11)	270,653

Aristotle Balogh (22)

(1)	In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to earlier termination in connection with a termination of the award holder’s employment.

(2)	Value is based on the closing price of Yahoo! common stock of $16.63 on December 31, 2010, as reported on NASDAQ.

(3)	Amount shown presents the threshold vesting level of a performance-based award granted pursuant to the terms of Ms. Bartz’s employment agreement. This option becomes exercisable, if at all, based on the attainment of average closing prices for the Company’s common stock as reported on NASDAQ) for 20 consecutive trading days after the date of grant and prior to January 1, 2013 (or, if a change in control, as defined in Ms. Bartz’s employment agreement, occurs prior to January 1, 2013, the price of the Company’s common stock on the NASDAQ immediately preceding the closing of the change in control, even if such price is not maintained for 20 consecutive trading days) (in either case, the “Average Price”) as follows: (i) one-third of the option (equal to 1,666,667 shares) will vest if the Average Price is equal to or greater than $17.595 (which is 150 percent of the exercise price of $11.73, the fair market value of the Company’s common stock on the date of grant); (ii) an additional one-sixth of the option (equal to 833,333 shares) will vest if the Average Price is equal to or greater than $20.5275 (which is 175 percent of the exercise price); (iii) an additional one-sixth of the option (equal to 833,334 shares) will vest if the Average Price is equal to or greater than $23.46 (which is 200 percent of the exercise price); (iv) an additional one-twelfth of the option (equal to 416,666 shares) will vest if the Average Price is equal to or greater than $26.3925 (which is 225 percent of the exercise price); (v) an additional one-twelfth of the option (equal to 416,666 shares) will vest if the Average Price is equal to or greater than $29.325 (which is 250 percent of the exercise price); and (vi) an additional one-sixth of the option (equal to 833,334 shares) will vest if the Average Price is equal to or greater than $35.19 (which is 300 percent of the exercise price).

(4)	One-third of these securities became exercisable on February 25, 2011 and the remainder will become exercisable in equal annual installments thereafter through February 25, 2013.

(5)	One-fourth of these securities became exercisable on February 25, 2011 and the remainder will become exercisable in equal annual installments thereafter through February 25, 2014.

(6)	One-third of these restricted stock units vested on February 25, 2011 and the remainder will vest in equal annual installments thereafter through February 25, 2013.

(7)	As described in the “Compensation Discussion and Analysis” above, the vesting of these performance-based restricted stock units awarded in 2009 is subject in part to the Company’s achievement of certain financial performance goals during each of 2009, 2010, and 2011. The annual financial performance targets are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, for these 2009 awards the amount shown reflects the aggregate units from the 2009 and 2010 tranches that were credited for 2009 and 2010, respectively (based on the Company’s achievement of the financial performance goals for those years). These restricted stock units will vest on February 25, 2012.

(8)	As described in the “Compensation Discussion and Analysis” above, this performance-based award is scheduled to vest February 25, 2012 based on the Company’s total shareholder return relative to that of the NASDAQ 100 over the three years ending on such date. Amount shown is the threshold vesting level.

(9)	One-fourth of these restricted stock units vested on February 25, 2011 and the remainder will vest in equal annual installments thereafter through February 25, 2014.

(10)	As described in the “Compensation Discussion and Analysis” above, the vesting of these performance-based restricted stock units awarded in 2010 is subject in part to the Company’s achievement of certain financial performance goals during each of 2010, 2011, and 2012. The annual financial performance targets are established at the beginning of each fiscal year and the portion of the award subject to each annual target is treated as a separate annual grant for accounting purposes. Accordingly, for these 2010 awards the amount shown reflects the units from the 2010 tranche that were credited for 2010 (based on the Company’s achievement of the financial performance goals for that year). These restricted stock units will vest on February 25, 2013.

(11)	As described in the “Compensation Discussion and Analysis” above, this performance-based award is scheduled to vest on February 25, 2013 based on the Company’s total shareholder return relative to that of the NASDAQ 100 over the three years ending on such date. The amount shown is the threshold vesting level.

(12)	One-fifth of these securities will become exercisable on June 17, 2011, and the remainder will become exercisable in equal semi-annual installments thereafter through June 17, 2013.

(13)	These restricted stock units will vest on July 27, 2012.

(14)	One-fourth of these securities will become exercisable on May 17, 2011, and the remainder will become exercisable in equal semi-annual installments thereafter through May 17, 2014.

(15)	These restricted stock units will vest on July 26, 2013.

(16)	Mr. Levinsohn’s employment with the Company commenced November 15, 2010 and he received no equity awards in 2010.

(17)	These securities became exercisable on February 26, 2011.

(18)	These securities will become exercisable on August 27, 2011.

(19)	As noted above, Ms. Schneider’s employment with the Company ended on April 29, 2011. Each of her then-outstanding and unvested equity awards terminated on that date.

(20)	These securities became exercisable on February 26, 2011.

(21)	One-half of these restricted stock units vested on April 25, 2011 and the other half terminated on April 29, 2011 as described in footnote (19) above.

(22)	Mr. Balogh’s employment with the Company ended on July 2, 2010 and he held no outstanding equity awards at the end of 2010.

Option Exercises and Stock Vested—2010

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Carol Bartz	0	0	40,518	617,494
Timothy R. Morse	0	0	0	0
Blake Irving	0	0	0	0
Ross Levinsohn	0	0	0	0
Michael J. Callahan	0	0	60,130	919,881
Hilary Schneider	97,243	362,716	35,130	595,381
Aristotle Balogh	116,415	191,686	121,501	1,859,259

(1)	In the case of stock options, the value realized equals the difference between the market price of the underlying Yahoo! common stock at exercise and the exercise price of the options, multiplied by the number of options that were exercised.

(2)	In the case of stock awards, the value realized equals the fair market value of Yahoo! common stock on the vesting date, multiplied by the number of shares/units that vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2010. Please see “Compensation Discussion and Analysis—Material Compensation Committee Actions After Fiscal 2010” above for a description of severance agreements entered into with each of the Named Executive Officers (other than Ms. Bartz) in February 2011. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 1995 Stock Plan.

Bartz Employment Agreement and Equity Awards

Ms. Bartz’s employment agreement, described above under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Equity Awards Table—Employment Agreements,” provides for certain benefits to be paid to Ms. Bartz in connection with a termination of her employment with the Company under the circumstances described below.

Under her employment agreement, if Ms. Bartz’s employment is terminated during the term of the agreement by the Company without cause or by Ms. Bartz for good reason (as such terms are defined in the agreement), Ms. Bartz will be entitled to:

(a)	a lump-sum payment equal to one times her base salary and target bonus;

(b)	an additional prorated bonus for the year in which the termination occurs;

(c)

the stock option Ms. Bartz received in January 2009 (the “Inducement Option,” which is subject to vesting in tranches based on the Company’s stock price performance) will remain outstanding through December 31, 2012, the Company’s actual stock prices through December 31, 2012 will be used to determine the portion of the award eligible to vest (any portion of the award as to which the applicable performance conditions are not satisfied will terminate), and the actual portion of the award that vests will be determined by multiplying the portion of the award as to which the performance vesting conditions were satisfied by a fraction (not greater than one), the numerator of which is equal to Ms. Bartz’s actual months of service plus 12 months and the denominator of which is 48 months;

(d)	treatment of other grants during the term of the agreement, including annual grants, in accordance with their terms but with a minimum pro-rata vesting based on service during the vesting period (plus credit for an additional 12 months of service with respect to the grants of stock options and restricted stock units she received in February 2009); and

(e)	an exercise period for her outstanding and vested options of 12 months after termination.

The terms of her equity award agreements further provide that, in the situation described above:

(f)	with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2009 that vest based on the Company’s financial performance each year, any stock units that were credited to Ms. Bartz based on the Company’s performance for the year in which the termination occurs and for any prior year would vest, and the remainder of the award would be held open and she would be entitled to pro rata vesting as to any units credited based on Company performance for the year following the year in which the termination occurs;

(g)	with respect to the award of performance-based restricted stock units granted to Ms. Bartz in February 2010 that vest based on the Company’s financial performance each year, any stock units that were credited to Ms. Bartz based on the Company’s performance for any year prior to the year in which the termination occurs would vest, and the remainder of the award would be held open and she would be entitled to pro rata vesting as to any units credited based on Company performance for the year in which the termination occurs; and

(h)	with respect to the awards of performance-based restricted stock units granted to Ms. Bartz in February 2009 and February 2010 that vest based on total shareholder return, each award would be held open until the end of its three-year performance period, and she would be entitled to pro rata vesting as described in clause (d) above as to the number of units that vest based on the Company’s total shareholder return over the performance period.

The performance-based vesting conditions applicable to Ms. Bartz’s Inducement Option are described in footnote (3) to the “Outstanding Equity Awards at Year-End—2010” table above. If Ms. Bartz is entitled to the severance benefits described above, the deadline for Ms. Bartz to exercise any portion of the Inducement Option that becomes vested will be the date that is one year after her termination or, with respect to any portion of the option that vests within 90 days prior to such date or at any time thereafter, 90 days after the applicable vesting date.

If Ms. Bartz’s employment is terminated during the term of the agreement due to death or disability, she would be entitled to receive all of the above other than the lump-sum payment of one times her base salary and target bonus.

If the Company terminates Ms. Bartz’s employment at the end of or at any time after the term of her employment agreement and other than for cause, Ms. Bartz’s equity awards that are granted during the term of her employment agreement will be treated in the same manner described in clause (d) above.

If, at or within two years after a change in control (as defined in the agreement) that occurs during the term of the employment agreement, Ms. Bartz’s employment is terminated by the Company without cause or by Ms. Bartz for good reason, she will receive the same payments, benefits and treatment as described in the preceding paragraphs with respect to a termination without cause or for good reason, except that: (a) the lump-sum payment will be equal to two times her base salary and target bonus, and (b) the grants of stock options and restricted stock units she received in February 2009 will fully vest (with performance-based grants vesting on the basis of actual performance for past periods and at target for future periods). Ms. Bartz is also entitled to the same payments, benefits and treatment if her employment is terminated without cause or for good reason after the execution of an agreement that, if consummated, would result in a change in control, provided that such change in control actually occurs.

If a change in control of the Company occurs and Ms. Bartz’s Inducement Option is not otherwise vested, the Inducement Option will continue in accordance with its terms if the award is continued, assumed or substituted for in the transaction (i.e., no acceleration of vesting would occur in these circumstances unless Ms. Bartz’s employment was terminated and the severance benefits described above were triggered). If a change in control of the Company occurs and Ms. Bartz’s Inducement Option is to be terminated (because it is not continued, assumed or substituted for in the transaction), potential vesting of the unvested portion of the award will be determined based on the Company’s stock price immediately prior to the change in control. To the extent that the stock price satisfies the applicable performance conditions, the Inducement Option will vest. To the extent the stock price does not satisfy the applicable performance conditions, the Inducement Option will terminate. Otherwise, a change in control in and of itself will not trigger any payment or benefits for Ms. Bartz or any accelerated vesting of her equity awards if the awards are assumed by the successor entity or otherwise continue following the transaction.

Ms. Bartz’s right to receive the severance benefits described above is subject to her executing a release of claims in favor of the Company. Ms. Bartz would not be entitled to any tax gross-ups in the event of a change in control, but may voluntarily have her benefits reduced if the reduction would result in her receiving a higher after-tax amount.

Ms. Bartz and her eligible dependents are generally entitled to continued coverage under the Company’s health plans after a termination of Ms. Bartz’s employment, provided that Ms. Bartz pays the full cost of the continued coverage.

Ms. Bartz’s employment agreement also provides that, if the terms of any standard equity grants made to other senior executives, issued at the same time and of the same type of grants as grants to Ms. Bartz, contain terms that would be more favorable to Ms. Bartz, she will have the benefit of such terms. Accordingly, the Company entered into amendments of certain of her equity awards in February 2011 to provide acceleration rights similar to those included in the severance agreements the Company entered into with the other Named Executive Officers in February 2011. See “Compensation Discussion and Analysis—Material Compensation Committee Actions After Fiscal 2010” for additional information on these amendments.

Change in Control Severance Plans

As noted above in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee maintains two Change in Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change in Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason (as these terms are defined in the applicable Change in Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level.

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level.

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay.

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date, unless otherwise set forth in the applicable award agreement for grants or awards made after February 12, 2008.

The number of months used to calculate the severance benefit under the Change in Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change in Control Severance Plans or (b) the severance benefits under any negotiated severance agreement between such employee and the Company (if applicable).

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change in Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets. A sale of the Company’s search business would not constitute a change in control.

Equity Awards

As noted above, the vesting of outstanding awards under the 1995 Stock Plan held by the Named Executive Officers may accelerate in connection with a change in control of the Company. Ms. Bartz’s employment agreement also provides for accelerated vesting of her equity awards on certain terminations of her employment as described above.

With respect to the stock options and time-based and performance-based restricted stock unit awards granted to Messrs. Callahan and Balogh and Ms. Schneider in February 2009, and to Messrs. Morse, Callahan and Balogh and Ms. Schneider in February 2010, the executive will be entitled to full acceleration of his or her outstanding and unvested awards if, within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the applicable award agreements). In addition, the performance-based stock unit awards granted to such executives on such dates may partially vest if the executive’s employment is terminated by the Company without cause or due to the executive’s death or disability prior to a change in control as follows: (a) as to the performance stock units that vest based on the Company’s total shareholder return over the three-year performance period and provided that the termination of employment occurs between 18 and 36 months after the award is granted, the number of units that vest at the end of the three-year period based on performance will be prorated based on the executive’s period of service over the performance period; and (b) as to the performance stock units that vest based on the Company’s annual financial performance, any units credited to the executive based on performance for any year prior to the year in which the termination occurs will vest, and the remainder of the award will generally terminate.

With respect to the award of 150,000 restricted stock units granted to Mr. Morse in July 2009 and the award of 125,000 restricted stock units granted to Mr. Irving in July 2010, each such executive’s employment agreement provides that if his employment is terminated by the Company without cause (as defined in the agreement) prior to the first anniversary of his employment start date, the award will vest as to one-third of the units covered by the award. If the executive’s employment is terminated by the Company without cause between the first and third anniversaries of his employment start date, the award will vest on a pro-rata basis.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following table presents the Company’s estimate of the amount of the benefits to which each of the Named Executive Officers (other than Ms. Schneider and Mr. Balogh) would have been entitled had his or her employment been terminated by the Company without cause or, in some cases, by the executive for good reason (as such terms are defined in their respective employment or award agreements and other than in connection with a change in control of the Company) on December 31, 2010. The terms of Ms. Schneider’s separation agreement entered into with the Company in October 2010 are described below.

Name	Cash Severance ($)	Equity Acceleration ($)(1)		Total ($)
Carol Bartz	5,200,000	5,229,989	(2)	10,429,989	(2)
Tim Morse	0	1,247,250		1,247,250
Blake Irving	0	692,906		692,906
Ross Levinsohn	0	0		0
Michael J. Callahan	0	168,462	(3)	168,462	(3)

(1)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.63 (the closing price of the Company’s common stock on December 31, 2010) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $16.63 by the number of units subject to the accelerated portion of the award.

(2)	In addition, Ms. Bartz would remain eligible for future vesting of the following amounts based on the Company’s performance after the hypothetical December 31, 2010 termination: (A) with respect to Ms. Bartz’s Inducement Option, one-fourth of each tranche of options that had not yet vested would be cancelled (the portion not eligible to vest based on the pro-rata vesting formula described above) and the other three-fourths of each vesting tranche would, until December 31, 2012, continue to be eligible to vest in accordance with the performance-based vesting schedule applicable to the option and would terminate at the end of that period to the extent the performance-based vesting conditions are not satisfied; (B) as to the restricted stock units awarded to Ms. Bartz on February 25, 2009 that vest based on the Company’s annual financial performance, a target number of 54,023 units would remain outstanding and on December 31, 2011 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s 2011 financial performance; (C) as to the restricted stock units awarded to Ms. Bartz on February 25, 2009 that vest based on the Company’s three-year total stockholder return relative to that of the NASDAQ 100, a target number of 153,066 units would remain outstanding and in 2012 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total stockholder return over the three years ending February 25, 2012; and (D) as to the restricted stock units awarded to Ms. Bartz on February 25, 2010 that vest based on the Company’s three-year total stockholder return relative to that of the NASDAQ 100, a target number of 39,786 units would remain outstanding and in 2013 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total stockholder return over the three years ending February 25, 2013.

(3)	In addition, as to the restricted stock units awarded to Mr. Callahan on February 25, 2009 that vest based on the Company’s three-year total stockholder return relative to that of the NASDAQ 100, a target number of 24,762 units would remain outstanding and in 2012 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative total stockholder return over the three years ending February 25, 2012.

Change in Control Severance Benefits. The following table presents the Company’s estimate of the amount of the severance benefits to which each of the Named Executive Officers (other than Ms. Schneider and Mr. Balogh) would be entitled under the arrangements described above if his or her employment terminated under the circumstances described above in connection with a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on December 31, 2010 and further assuming that all equity awards actually outstanding on December 31, 2010 had been continued by the surviving corporation.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(1)	Outplacement Benefits ($)(1)	Equity Acceleration ($)(2)		Total ($)
Carol Bartz	8,200,000	0	0	16,083,055	(3)	24,283,055	(3)
Timothy R. Morse	1,050,000	30,340	15,000	4,264,425		5,359,765
Blake Irving	1,200,000	30,340	15,000	3,070,750		4,316,090
Ross Levinsohn	1,400,000	30,340	15,000	0		1,445,340
Michael J. Callahan	950,000	30,340	15,000	4,400,586		5,395,926

(1)	The Change in Control Severance Plan provides that each executive will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change in Control Severance Plan or (b) the severance benefits under any negotiated severance agreement between such executive and the Company (if applicable). Amounts in these columns for Ms. Bartz reflect the severance benefits under her employment agreement and amounts for the other executives reflect severance benefits under the Change in Control Severance Plan.

(2)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.63 (the closing price of the Company’s common stock on December 31, 2010) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $16.63 by the number of units subject to the accelerated portion of the award.

(3)	In addition, as to Ms. Bartz’s Inducement Option, one-fourth of each tranche of options that had not yet vested would be cancelled (the portion not eligible to vest based on the pro-rata vesting formula described above) and the other three-fourths of each vesting tranche would, until December 31, 2012, continue to be eligible to vest in accordance with the performance-based vesting schedule applicable to the option and would terminate at the end of that period to the extent the performance-based vesting conditions are not satisfied.

Schneider Separation Agreement

In October 2010, the Company entered into a separation agreement with Ms. Schneider in connection with her resignation as the Company’s Executive Vice President, Yahoo! Americas. Under the agreement, Ms. Schneider received payment of her 2010 annual bonus under the 2010 EIP at the EIP bonus pool funding level of 110 percent in the first quarter of 2011. The agreement also provides that Ms. Schneider will receive a severance payment of $420,000 following the termination of her employment on April 29, 2011. The agreement includes covenants in favor of the Company and a general release of claims against the Company.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Company’s Board (the “Audit Committee”) consists of four non-employee directors: Susan M. James, as chair, Patti S. Hart, Vyomesh Joshi and Gary L. Wilson. The Board has determined that each Audit Committee member is an Independent Director. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available on our website, www.yahoo.com. From our main web page, first click on “Company Info” at the bottom of the page, then on “Corporate Governance” under the “Investor Relations” heading and then “Audit and Finance Committee” under the “Committee Charters” heading. Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (“independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2010, the Audit Committee met with the Company’s independent auditors, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent auditors, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s 2010 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2010 Form 10-K filed with the SEC.

Submitted by the Audit and Finance Committee of

the Company’s Board of Directors,

Susan M. James (Chair)

Patti S. Hart

Vyomesh Joshi

Gary L. Wilson

FEES FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees(1)	$8.0	$7.5
Audit-Related Fees(2)	0.8	0.4
Tax Fees(3)	2.7	2.3
All Other Fees	—	—

Total	$11.5	$10.2

(1)	Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo!’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)	Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo!’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, no later than the end of the first quarter of the fiscal year, and as needed at other times during the year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of an independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will jointly submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a maximum fee amount or budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for additional permissible services that were not contemplated in the engagement letter or annual pre-approval request. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the following Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2010 and December 31, 2009 were pre-approved by the Audit Committee.

RELATED PARTY TRANSACTION POLICY

The Audit Committee has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve (or disapprove) and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially 5 percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

Once a related party transaction has been identified, the Audit Committee must review the transaction for approval or ratification, provided, however, that if in the Corporate Secretary’s judgment the related party transaction falls within one of the Audit Committee’s pre-approved categories, it need not be presented to the Audit Committee, but shall be deemed to have been approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interests of the Company and its shareholders; and

•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person, except that the director shall provide all material information or other requested information concerning the transaction to the Audit Committee or such other designated independent committee for purposes of its review and may respond to reasonable questions from the Audit Committee or other independent committee, as applicable.

LEGAL PROCEEDINGS

On June 14, 2007, a stockholder derivative action was filed in the U.S. District Court for the Central District of California by Jill Watkins against members of the Board and selected officers. The complaint filed by the plaintiff alleged breaches of fiduciary duties and corporate waste, similar to the allegations in a former class action relating to stock price declines during the period April 2004 to July 2006, and alleged violation of Section 10(b) of the Exchange Act. On July 16, 2009, the plaintiff Watkins voluntarily dismissed the action against all defendants without prejudice. On July 17, 2009, plaintiff Miguel Leyte-Vidal, who had substituted in as plaintiff prior to the dismissal of the federal Watkins action, re-filed a shareholder derivative action in Santa Clara County Superior Court against members of the Board and selected officers. The Santa Clara County Superior Court derivative action purports to assert causes of action on behalf of the Company for violation of specified provisions of the California Corporations Code, for breaches of fiduciary duty regarding financial accounting and insider selling and for unjust enrichment. On January 28, 2011, the court granted Yahoo!’s demurrer to plaintiff’s first amended complaint with leave to amend. On April 15, 2011 Yahoo! demurred to the second amended complaint, with arguments scheduled for July 8, 2011.

NO INCORPORATION BY REFERENCE

In Yahoo!’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit and Finance Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to submit your proxy as soon as possible by following the instructions provided in the Notice of Internet Availability or in the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

By Order of the Board of Directors,

Michael J. Callahan

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 29, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01BR2D

1 U PX +

Annual Meeting Proxy Card

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A Election of Directors — The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below:

01—Carol Bartz

04—Susan M. James

07—Arthur H. Kern

10—Jerry Yang

02—Roy J. Bostock

05—Vyomesh Joshi

08—Brad D. Smith

03—Patti S. Hart

06—David W. Kenny

09—Gary L. Wilson

1. Election to the Board of Directors of the ten director nominees listed below to serve until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified. For Against Abstain For Against Abstain For Against Abstain

B Management Proposals — The Company’s Board of Directors

recommends a vote “FOR” each of Proposals 2 and 4, and

“ONE YEAR” on Proposal 3.

C Shareholder Proposal — The Company’s Board of Directors

recommends a vote “AGAINST” Proposal 5.

For Against Abstain

For Against Abstain

2. Advisory vote on executive compensation.

3. Advisory vote on the frequency of future

advisory votes on executive compensation.

4. Ratification of the appointment of Independent Registered

Public Accounting Firm.

For Against Abstain

5. Shareholder proposal regarding human rights principles,

if properly presented at the annual meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

1 Yr 2 Yrs 3 Yrs Abstain

IMPORTANT ANNUAL MEETING INFORMATION

NNNNNNNNNNNN

NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN

C 1234567890 J N T

1 1 5 5 1 7 1

MMMMMMMMMMMMMMM

000000000.000000 ext

000000000.000000 ext

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000000000.000000 ext

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

ENDORSEMENT_LINESACKPACK

C123456789

1234 5678 9012 345

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/YHOO

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

2:00 A.M., Eastern Time, on June 23, 2011.

.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 23, 2011

The undersigned shareholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy

Statement, each dated April 29, 2011, and hereby appoints Carol Bartz and Michael J. Callahan and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2011 Annual Meeting of Shareholders of the Company to be held on Thursday, June 23, 2011, at

8:00 a.m., local time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, and at any postponement or adjournment thereof,

and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side.

ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY

HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED

BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE LISTED NOMINEES, “FOR” EACH OF PROPOSALS 2 AND 4, “ONE YEAR” ON PROPOSAL

3 AND “AGAINST” PROPOSAL 5. IF A BOX IS CHECKED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

CONTINUED ON REVERSE SIDE

D Non-Voting Items:

Meeting Attendance

Mark box to the right if

you plan to attend the

annual meeting.

Change of Address — Please print new address below.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below:

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD.

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET!

Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/investor, or while voting via the Internet, just click the box to give your consent.

Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

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_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._